EXHIBIT 10.2

Asset Purchase Agreement

By and between:

Capitol Bancorp Ltd.,
a Michigan corporation;

and

VS CB Asset Acquisition, LLC,
a Delaware limited liability company.

___________________________
Dated as of October 2, 2012
___________________________

TABLE OF CONTENTS

Appendix A                                        Usage and Supplemental Definitions

Exhibit A	List of Offered Assets and Additional Offered Assets
Exhibit B-1	The Loan File
Exhibit B-2	The Property File
Exhibit C-1	Representations and Warranties of Seller regarding Assets that are Commercial Mortgage Loans
Exhibit C-2	Representations and Warranties of Seller regarding Assets that are Residential Loans
Exhibit C-3	Representations and Warranties of Seller regarding Assets that are REO Properties

i

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made effective as of October 2, 2012 (the "Effective Date"), by and between VS CB Asset Acquisition, LLC, a Delaware limited liability company ("Purchaser"), and Capitol Bancorp Ltd., a Michigan corporation and registered bank holding company, on behalf of itself and all of its controlled banking affiliates (collectively, "Seller").
Background
On August 9, 2012, Seller and its affiliate Financial Commerce Corporation filed jointly a voluntary petition commencing a case (the "Case") under Chapter 11 of Title 11 of the United States Code (as amended and in effect from time to time, the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of Michigan (the "Bankruptcy Court").
Seller, on behalf of itself and all of its controlled banking affiliates, desires to sell, and Purchaser, through one or more of its affiliates, desires to purchase, subject to the terms and conditions set forth in this Agreement, certain non-performing commercial and residential mortgage loans, REO properties and related property.
Now, therefore, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:
Terms and Conditions
1.            USAGES AND DEFINITIONS.   Capitalized terms used but not otherwise defined in this Agreement are defined in Appendix A.  Appendix A  also contains rules as to usage applicable to this Agreement.  Appendix A  is incorporated by reference into this Agreement.

2.            COMMITMENT; SELECTION AND PURCHASES OF ASSETS; OPTIONAL EXCHANGE AND PRE-CLOSING SUBSTITUTIONS; DELIVERY OF FILES; DUE DILIGENCE; POST-CLOSING PURCHASES.

2.1            Commitment to Purchase and Sale.

(a)            Subject to the terms and provisions of this Agreement, Seller hereby agrees to sell, transfer, assign, set over and otherwise convey to Purchaser, and Purchaser agrees to cause itself or one or more of its affiliates, each as a Purchaser, to purchase, up to approximately Two Hundred Seven Million Dollars ($207,000,000) in unpaid principal balance of Offered Assets (or such other amount as may be agreed upon in writing by Seller and Purchaser) in one or more Closings.  Purchaser will select the Offered Assets that are to be purchased by sending written notice to Seller by November 30, 2012.

(b)            After the Effective Date and until the expiration of the Post-Closing Exercise Period, Seller shall (i) update the information regarding the Offered Assets set forth in Exhibit A (provided, however, that Seller will not remove any Offered Asset on Exhibit A as of the Effective Date without the consent of Purchaser), (ii) add Non-Performing Assets to Exhibit

(c)            A from time to time  (such Non-Performing Assets, "Additional Offered Assets") and such Additional Offered Assets shall be subject to Section 2.8 hereof, and (iii) shall promptly, and in any event prior to any purchase of an Offered Asset or Additional Offered Asset, notify Purchaser in writing of any change in such information.

2.2            Optional Exchange. Purchaser may exchange any Offered Asset selected for purchase for one or more Offered Assets (an "Exchanged Asset") by written notice to Seller at any time on or prior to the third day before the related Closing (an "Optional Exchange").  If Purchaser elects to make an Optional Exchange, Purchaser shall use commercially reasonable efforts to complete its due diligence of the Exchanged Assets prior to the intended Closing Date so that such Exchanged Assets may be purchased on such Closing Date, and, if such Exchanged Assets are not purchased on such Closing Date, Seller and Purchaser shall use commercially reasonable efforts to effect the Closing with respect to any such Exchanged Offered Asset as soon as reasonably practicable, and in any event, by January  31, 2013.

2.3            Pre-Closing Substitution.

(a)            Seller shall notify Purchaser in writing if it obtains Knowledge that any Asset or Offered Asset is a Breaching Asset.  If Purchaser obtains knowledge that an Asset or an Offered Asset is a Breaching Asset prior to Closing, Purchaser may exchange such Breaching Asset for one or more Offered Assets (a "Pre-Closing Substitution").  If Purchaser elects to make a Pre-Closing Substitution, Purchaser shall use commercially reasonable efforts to complete its due diligence of any substituted Offered Assets prior to the intended Closing Date so that such substituted Offered Assets may be purchased on such Closing Date, and, if such substituted Offered Assets are not purchased on such Closing Date, Seller and Purchaser shall use commercially reasonable efforts to effect the Closing with respect to any such substituted Offered Assets as soon as reasonably practicable, and in any event by January 31, 2013.

(b)            If an Offered Asset exchanged for a Breaching Asset pursuant to the terms of Section 2.3(a) above is determined by Purchaser to be a Breaching Asset prior to its purchase, the procedures set forth in Section 2.3(a) above shall be repeated.

2.4            Transfer of Assets. The Assets sold in a particular Closing will be identified in the applicable Bill of Sale, deed and other Purchase Documents to be executed between Seller and Purchaser.  Subject to the terms and provisions of this Agreement and the applicable Purchase Documents, Seller will sell, transfer, set over and otherwise convey the Assets identified in such Purchase Documents to Purchaser, including (a) all interest, principal, fees and other amounts received with respect to such Assets after the Cut-off Date or received on or before the Cut-off Date but not posted until after the Cut-off Date; (b) any funds held in escrow, reserve or other accounts by Seller with respect to such Assets; (c) all related title, hazard, or other insurance policies of any nature pertaining to such Assets, (d) all related Mortgage Notes, Mortgages and other Mortgage Loan Documents, all related Mortgage Collateral Security and all related Loan Files, Property Files and Servicing Files and other documents related to the Assets, (e) the servicing rights appurtenant to such Assets, and (f) all proceeds derived in any way from any of the foregoing, all on the terms set forth in this Agreement and the applicable Purchase Documents.  Seller agrees that Seller will from time to time execute and deliver to Purchaser or

2.5            its designee such Purchase Documents, instruments of further assurance and other instruments and will take such other action as Purchaser may reasonably request in order to evidence the purchase evidenced by such Purchase Documents.  On the related Closing Date, Purchaser shall pay the applicable Purchase Price for such Assets to Seller in accordance with Section 8 below.

2.6            Delivery of Loan File and Property File.

(a)            In connection with each sale of Assets by Seller pursuant to Section 2.4 above, Seller will release the Loan File for each Mortgage Loan and the Property File for each REO Property to Purchaser.  Upon the sale of any Assets to Purchaser, the ownership of all related Mortgage Notes, Mortgages and other Mortgage Loan Documents, all related Mortgage Collateral Security and all related Loan Files, Property Files and Servicing Files shall vest immediately in Purchaser, and the ownership of all records and documents with respect to the Assets prepared by or which come into possession of Seller or Servicer shall vest immediately in Purchaser.

(b)            Notwithstanding the foregoing, Purchaser may, at its own expense, appoint a custodian to take possession of the Loan Files and Property Files relating to its Assets.

(c)            If Seller cannot deliver, or cause to be delivered, as to each Loan File, the original or a copy of any of the documents or instruments required to be publicly recorded or filed and set forth on Exhibit B-1 or Exhibit B-2, as applicable, together with evidence of recording thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, or because such original recorded document has been lost or returned from the recording or filing office and subsequently lost, as the case may be, the delivery requirements of  this Section 2.5  shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Loan File or Property File, as applicable,  provided  that a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be) has been delivered to or at the direction of Purchaser, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to or at the direction of Purchaser (or any subsequent owner of the affected Assets) within thirty (30) days after the Closing Date (or within such longer period after the Closing Date as Purchaser (or such subsequent owner) may consent to, which consent shall not be unreasonably withheld so long as Seller has provided Purchaser (or such subsequent owner) with evidence of such recording or filing, as the case may be, and is, as certified to Purchaser (or such subsequent owner) no less than monthly, in good faith attempting to obtain from the appropriate county recorder's or filing office such original or copy).

(d)            If Seller cannot deliver, or cause to be delivered, as to the Assets, the original or copy of the related lender's Title Insurance Policy referred to on Exhibit B-1 or Exhibit B-2 solely because such policy has not yet been issued, the delivery requirements of  this Section 2.5 shall be deemed to be satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Loan File or Property File, as applicable,

(e)            provided that Seller has delivered to Purchaser a commitment for title insurance "marked-up" through the date of the recording of the related Mortgage, and Seller shall deliver to or at the direction of Purchaser (or any subsequent owner of the affected Asset), promptly following the receipt thereof, such Title Insurance Policy, but in no event later twenty (20) days after the Closing Date of the affected Asset.

2.7            Due Diligence.  Notwithstanding anything to the contrary contained in this Agreement, from the date of this Agreement until 5:00 p.m. Eastern Time on November 30, 2012 (the "Due Diligence Period"), Purchaser shall have the right to conduct such inspections, investigations, examinations and evaluations of the Loan Files, Property Files and the Mortgaged Properties as the Purchaser shall deem necessary (the "Due Diligence Investigation").  Seller agrees to take all steps reasonably necessary to assist Purchaser in its Due Diligence Investigation, including, without limitation, providing to Purchaser copies of and access to all documents, instruments and agreements requested by Purchaser that are in Seller's possession or control. Notwithstanding anything to the contrary contained in this Agreement, Purchaser may for any reason (or no reason) in its sole and absolute discretion elect to terminate this Agreement by notice to Seller given on or before the expiration of the Due Diligence Period.  If Purchaser shall elect to terminate this Agreement pursuant to this Section 2.6, then (i) Seller may retain the Deposit, and the parties hereto shall thereafter have no further obligations under this Agreement, except for any obligations which expressly survive the termination hereof, and (ii) Seller agrees not to (and to cause its Affiliates not to) bring any action, suit or proceeding against the Purchaser relating to or arising from Purchaser's exercise of its termination rights under this Section 2.6.

2.8            Costs; Records.

(a)            As to the Assets, Seller shall be responsible for all costs and related expenses associated with the recording or filing, as the case may be, of each assignment, deed and other Purchase Document referred to in Exhibit B-1 and each UCC financing statement, if any, referred to in Exhibit B-1; provided that Seller shall not be responsible for actually recording or filing any such document or instrument. If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, Seller shall promptly prepare or cause the preparation of a substitute therefor or cure or cause the curing of such defect as the case may be, and shall thereafter deliver the substitute or corrected document to or at the direction of Purchaser (or any subsequent owner of the affected Assets) for recording or filing, as appropriate, at Seller's expense.

(b)            All documents and records in Seller's possession (or under its control) relating to Assets that are not required to be a part of a Loan File in accordance with  Exhibit B-1 or part of a Property File in accordance with Exhibit B-2 and are reasonably required to service the Assets (all such other documents and records, the "Servicing File"), together with all escrow payments, reserve funds and other comparable funds in the possession of Seller (or under its control) with respect to the Assets, if any, shall be delivered on the related Closing Date by Seller to Purchaser or Servicer, as Purchaser shall direct.

(c)            Through the related Closing Date, Seller shall assume all risk of loss to the Mortgaged Properties and REO Properties.  From and after the related Closing Date, Purchaser will assume all risk of loss to the Mortgaged Properties and REO Properties.

(d)            Seller's records will reflect the transfer of Assets to Purchaser as a sale.

(e)            Any collections received by Seller or its Affiliates shall be reported to Purchaser and deposited to Purchaser's Collection Account without set off or counterclaim within two (2) Business Days of receipt thereof.

(f)            It is intended that each conveyance of Seller's right, title and interest in and to the Assets pursuant to this Agreement and the related Purchase Documents shall constitute, and shall be construed as, a purchase and sale and not a secured borrowing. However, if such conveyance is deemed to be a secured borrowing, it is intended that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement and the related Purchase Documents, and Seller hereby grants to Purchaser a first priority security interest in all of Seller's right, title and interest in and to the Assets specified in the related Purchase Documents, whether now existing or hereafter acquired.

2.9            Post-Closing Purchase Option.  During the Post-Closing Exercise Period, Purchaser shall have the right to purchase any Additional Offered Asset from Seller for the Additional Offered Asset's carrying value as determined in accordance with GAAP consistently applied as of the last day of the month immediately prior to the month in which Purchaser exercises its option pursuant to this Section 2.8, unless the Additional Offered Asset is REO Property, in which case the purchase price shall be 75% of the Appraised Value.  Purchaser, after conducting such due diligence as it determines to be appropriate with respect to any Additional Offered Asset, may select the Additional Offered Assets that are to be purchased from the Seller's updates to Exhibit A (as contemplated by Section 2.2(b)(ii) hereof) by sending written notice to Seller.  In the case of REO Properties that are Additional Offered Assets, Seller's notice must include an offer for at least 60% of such REO Properties.  Each of Seller and Purchaser shall use commercially reasonable efforts to complete the purchase of the Additional Offered Assets selected for purchase as soon as reasonably practicable thereafter, and in any event, by the second anniversary of the final Closing undertaken pursuant to Sections 2.1 through 2.3 hereof, upon the terms of this Agreement (for which purposes, Additional Offered Assets shall be deemed Offered Assets and Assets, including but not limited to the provisions of Section 2.2 and 2.3 hereof, provided that the dates set forth in such provisions shall be deemed to be the second anniversary of the final Closing undertaken pursuant to Sections 2.1 through 2.3).

2.10            Right of First Refusal. During the Post-Closing Exercise Period, if Seller desires to sell, transfer, assign or otherwise convey any right, title or interest in any Non-Performing Asset to a third party, Seller will give written notice of Seller's intent to Purchaser at least thirty (30) days prior to the transfer (such notice to include the purchase price and other material terms on which the Non-Performing Asset is to be transferred), and Purchaser will shall have the option to purchase such Non-Performing Asset at the lower of the price set forth in Section 2.8 above or substantially the same terms as offered to such third party.  Purchaser must exercise such option by executing and delivering to Seller an agreement to purchase the Non-Performing Asset within such thirty-day period.

2.11            INTERIM PERIOD ACTIVITIES.

2.12            Servicing of Offered Assets. During the Interim Period, Seller shall service the Offered Assets in accordance with accepted servicing practices and all applicable federal, state and local laws, including, without limitation, maintaining in full force and effect the related hazard insurance policies, except that, with respect to Offered Assets that are REO Properties, Seller shall only make repairs for code violations, weather preservation, property security and demolition orders consistent with a reasonably prudent course of business, and Seller shall not list any such REO Properties with a listing agent, and shall not otherwise engage a broker for any such REO Property or enter into any brokerage agreements except as may be agreed to in writing by Purchaser.

2.13            No Modification of Mortgage Loans. During the Interim Period, with respect to any Mortgage Loan that is an Offered Asset, Seller shall not, without the prior written consent of Purchaser (a) modify such Mortgage Loan (including, without limitation, a release of any collateral or any party from liability on or with respect to such Mortgage Loan), (b) forgive principal in respect of such Mortgage Loan, (c) accept a deed-in-lieu of foreclosure with respect to such Mortgage Loan, (d) conduct any short sale in respect of the related Mortgaged Property, (e) commence any foreclosure with respect to such Mortgage Loan or bankruptcy proceeding against the related Mortgagor, (f) settle or compromise any condemnation or insurance claim or proceeding in respect of such Mortgage Loan, (g) settle or compromise, or make any offers to settle or compromise, any existing litigation or other proceedings in respect of such Mortgage Loan, or (h) take any action to materially impair any interest of Purchaser in such Mortgage Loan or any interest therein.

2.14            No Modification of REO Properties. During the Interim Period, with respect to any REO Property that is an Offered Asset, Seller shall not, without the prior written consent of Purchaser (a) settle or compromise any condemnation or insurance claim or proceeding in respect of such REO Property, (b) settle or compromise, or make any offers to settle or compromise, any existing litigation or other proceedings in respect of such REO Property, (c) take any action to materially impair the value, title, use, operation or condition of such REO Property or any interest of Purchaser in such REO Property, or (d) enter into, modify or terminate any lease of such REO Property.

2.15            Remedy for Interim Period Breach.  To the extent that Seller has taken any action described in Sections 3.1 through 3.3 above in respect of any Mortgage Loan or REO Property that is an Offered Asset during the Interim Period, Seller shall notify Purchaser in writing prior to the related Closing Date, and Purchaser in its sole discretion may purchase such Offered Asset, exchange such Offered Asset in an Optional Exchange, designate such Offered Asset as a Breaching Asset, decline to purchase such Offered Asset with a proportionate reduction to the Purchase Price (without any obligation to substitute or exchange for any other Offered Asset) or, in the event of an intentional breach of such provisions (with Knowledge that such actions constitute a breach), terminate this Agreement pursuant to Section 9.4(a)(iv).

2.16            Notice to Counsel.  Seller shall use commercially reasonable efforts to notify foreclosure and bankruptcy attorneys retained with respect to any Mortgage Loan that has been designated as an Asset to be purchased to stay, adjourn or otherwise postpone or extend the

2.17            deadline to perform all actions enforcing any of Seller's rights and remedies under any of the related Mortgage Loan Documents; provided, that if any such action will impair or irrevocably waive any rights of Seller or discharge or release any Mortgagor, then such action shall not be taken without the prior written consent of Purchaser. In addition, each such attorney shall be instructed to bill Seller for fees, expenses and disbursement incurred up until the related Closing Date.

2.18            Deed-in-Lieu.  If Seller receives title to a Mortgaged Property during the Interim Period as a result of foreclosure, deed-in-lieu of foreclosure, power of sale or otherwise, such Mortgaged Property shall be a REO Property and shall be sold to Purchaser pursuant to the representations and warranties contained in Section 5 and such other provisions of this Agreement as relate to the sale of REO Property that is an Offered Asset.  Seller shall be responsible for delivering to Purchaser a recorded Deed with respect to such REO Property, together with the other documents in the Property File on the Closing Date.

2.19            No Shop.  During the period from the Effective Date though the date of the final Closing or the termination of this Agreement in accordance with its terms, the Seller shall not, and Seller shall not permit any of its affiliates, directors, officers or employees to, and Seller shall use commercially reasonable efforts to cause its other representatives or agents (together with directors, officers, and employees, the "Seller Representatives") not to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, recapitalization, purchase or disposition of any material amount of the assets of the Seller or any material amount of the capital stock or other ownership interests of Seller (other than in connection with this Agreement, the SPA and the Other Private Placements) (an "Acquisition Transaction"), (ii) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, any transaction pursuant to which the Seller would sell or otherwise transfer any part of the Offered Assets (a "Bulk Sale"); (iii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction or Bulk Sale, (iv) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of Seller in connection with an Acquisition Transaction or Bulk Sale, or (v) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Seller shall notify Purchaser orally and in writing promptly (but in no event later than one (1) Business Day) after receipt by Seller or any of the Seller Representatives of any proposal or offer from any Person other than Purchaser or an Affiliate of Purchaser to effect an Acquisition Transaction or Bulk Sale or any request for non-public information relating to Seller or for access to the properties, books or records of Seller by any Person other than Purchaser or an Affiliate of Purchaser in connection with an Acquisition Transaction or Bulk Sale.

For the avoidance of doubt, nothing in this Section 3.7 shall prevent Seller or any of Seller's Affiliate banks from selling any Non-performing Asset after the final Closing undertaken pursuant to Sections 2.1 through 2.3 hereof, provided that Seller complies with Section 2.9 hereof.

Filings; Other Actions.  Seller will use commercially reasonable efforts to prepare and file all necessary and customary documentation, to effect all necessary, advisable and customary applications, notices, petitions, filings and other documents and to obtain all necessary and customary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and to comply with any expiration or termination requirements of any applicable waiting periods, to consummate the transactions contemplated by this Agreement, and to perform its obligations under this Agreement and the other Purchase Documents.  Seller shall execute and deliver both before and after each Closing such further certificates, agreements and other documents and take such other actions as Purchaser may reasonably request to consummate or implement such transactions or to evidence such events or matters.
3.            EXAMINATION OF LOAN FILES AND DUE DILIGENCE REVIEW.  Seller shall reasonably cooperate with any examination of the Loan Files, Property Files and Servicing Files that may be undertaken by or on behalf of any Purchaser either before or after the related Closing Date.

4.            REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.

4.1            Representations to be Made by Seller.  Seller, for itself and each of its Affiliates, hereby makes, as of the Effective Date and each applicable Closing Date (or as of such other date specifically provided in the particular representation or warranty), to and for the benefit of Purchaser each of the representations and warranties set forth in Exhibits C-1, C-2 and C-3, as applicable, and indicated on Exhibit A.

4.2            Additional Representations, Warranties and Covenants of Seller.  In addition, Seller, for itself and each of its Affiliates, as of the Effective Date and each Closing Date, hereby represents and warrants to, and covenants with, Purchaser that:

(a)            It is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable.  It is in compliance with the laws of each State in which any Assets are located to the extent necessary to perform its obligations under this Agreement and the other Purchase Documents.

(b)            The execution and delivery by it of this Agreement and the other Purchase Documents and the performance by it of all of its obligations thereunder have been duly authorized by all requisite corporate action, and no further consent or authorization of it, its Board of Directors or shareholders is required.

(c)            It has full power and authority to (i) own and operate its properties and assets and execute and deliver this Agreement and each of the other Purchase Documents, (ii) perform its obligations thereunder and (iii) carry on its business as presently conducted and as presently proposed to be conducted.  It is duly licensed, qualified and authorized to do business and are in good standing in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such licensing, qualification or authorization necessary, except where the failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(d)            This Agreement has been duly executed and delivered by Seller, and when this Agreement is duly authorized, executed and delivered by Purchaser, this Agreement and the other Purchase Documents will be valid and binding agreements enforceable against Seller and its Affiliates, as applicable, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

(e)            Neither the execution and delivery of this Agreement and the other Purchase Documents by Seller and its Affiliates, nor the performance by Seller and its Affiliates of any of their obligations thereunder, will violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or create any rights in respect of any Person under (i) the articles of incorporation or by-laws (or other comparable documents) of Seller or any of its Affiliates, (ii) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over Seller or any of its Affiliates or any of their respective properties or assets, or (iii) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which Seller or any of its Affiliates is a party, by which Seller or any of its Affiliates is bound, or to which any of the properties or assets of Seller or any of its Affiliates is subject.

(f)            There is no pending or, to the best Knowledge of Seller, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Seller or any of its Affiliates that would affect the execution by Seller or any of its Affiliates of, or the performance by Seller or any of its Affiliates of any of its obligations under, this Agreement and the other Purchase Documents.

(g)            It is receiving fair consideration from Purchaser for the Assets sold and the agreements, covenants, representations and warranties made by Seller to Purchaser.  It is not transferring any Asset with any intent to hinder, delay or fraud any of its creditors.  It has obtained the consents to the sale of the Assets from all of its required secured lenders and other creditors.

(h)            It possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business.

(i)            Except for the approval of the FDIC and any applicable state banking regulators, no consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by Seller of this Agreement or by Seller or any of its Affiliates of any of the other Purchase Documents or the performance by Seller or any of its Affiliates of any of its obligations hereunder.  No registration or filing with, or notice to, any governmental authority or court is required, under federal or state law (including, with respect to any bulk sale laws), for the execution, delivery and performance of, or compliance by Seller or any of its Affiliates with, this Agreement and the other Purchase Documents, or the consummation by Seller and its Affiliates of any transaction contemplated thereby, other than (i) the filing or recording of financing statements, instruments of assignment and other similar

(j)            documents necessary in connection with Seller's sale of the Assets to Purchasers and (ii) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made.

(k)            If a third party, including a potential purchaser of the Assets, inquires, Seller will promptly indicate that the Assets have been sold to Purchaser, and Seller will not claim any ownership interest in the Assets.

(l)            Seller's records (including for purposes of GAAP) will reflect the transfer of the Assets to Purchaser as a sale.

(m)            Each Mortgagor and other obligor of an Asset will be notified of the sale of such Asset contemplated hereby in form acceptable to Purchaser.

4.3            Notice of Breach. Upon discovery by any of the parties hereto of a breach or defect of any of the representations and warranties made pursuant to and set forth in Section 5.2 above or a breach or defect of any of the representations and warranties made pursuant to Section 5.1 above and set forth in Exhibits C-1, C-2 and C-3, as applicable, the party discovering such breach or defect shall give prompt written notice to the other party hereto and its assigns.

5.            REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser, as of the Effective Date and each applicable Closing Date, hereby represents and warrants to Seller that:

5.1            Purchaser has been duly formed and is validly existing and in good standing under the laws of the State of Delaware.

5.2            The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all requisite limited liability company action and no further consent or authorization of Purchaser or its members is required.  This Agreement has been duly executed and delivered by Purchaser and, when duly authorized, executed and delivered by Seller, will be a valid and binding agreement enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

6.            POST-CLOSING CURE OR SUBSTITUTION OF BREACHING ASSETS.

6.1            Breaching Assets. Upon receipt of written notice or Knowledge by Seller of a breach or defect of any representation or warranty made pursuant to (i) Section 5.1 and set forth in Exhibits C-1, C-2 and C-3 or (ii) Section 5.2, in each case, that causes an Asset to be a Breaching Asset, Seller shall use commercially reasonable efforts to cure such defect or breach, as the case may be, in all material respects within ninety (90) days of receipt of such notice or within ninety (90) days of obtaining Knowledge thereof (and Seller shall notify Purchaser in writing upon obtaining any such Knowledge).  For any such breach or defect for which Seller has received written notice or has Knowledge thereof during the three-year period following the affected Asset's Closing Date (the "Substitution Period"), if Seller fails to cure such defect or breach within such ninety (90)-day period in all material respects, Purchaser may either (i) exchange such Breaching Asset for one or more Offered Assets that have a Seller's aggregate

6.2            carrying value as determined in accordance with GAAP consistently applied as of the last day of the month immediately prior to the month in which Seller received the notice or obtained Knowledge, as applicable, equal to or greater than Purchaser's then-current carrying value of the Breaching Asset that is being exchanged by written notice to Seller (a "Post-Closing Substitution"); or (ii) require Seller to purchase such Breaching Asset for an amount equal to the greater of the purchase price paid by Purchaser for such Breaching Asset and the fair market value of the Breaching Asset (assuming for the purpose of such determination that it was not subject to such breach of defect), which Seller shall pay upon demand in immediately available funds via wire transfer to an account designated by Purchaser.  Seller and Purchaser shall execute and deliver any and all such additional assignments, deeds, instruments of transfer and other documents as may be reasonably required in order to complete the exchange or repurchase transactions, in each case in form acceptable to Purchaser.  Seller shall be responsible for, and shall pay when due and payable, all transfer, filing and recording fees and taxes, costs and expenses, and any state or county documentary taxes, if any, with respect to the filing or recording of any document or instrument contemplated hereby in connection with such exchange or repurchase, and Seller shall pay any costs and expenses of Servicer to record any documents evidencing the exchange or repurchase transactions.  In connection with any exchange or repurchase of assets contemplated by this Section 7, Seller and Purchaser shall tender promptly or cause to be tendered promptly to the other party, the related Loan File, Property File and Servicing File, as applicable.

6.3            Failure to Substitute or Cure.  If Seller defaults on its obligations to exchange or repurchase any Breaching Asset in accordance with Section 7.1 or disputes its obligation to cure or to exchange or repurchase the affected Assets in accordance with such Section, Purchaser may take such action as is appropriate to enforce such payment or performance, including, without limitation, seeking specific performance and the institution and prosecution of other appropriate proceedings.  If Purchaser prevails in such proceedings, Seller shall reimburse Purchaser for all costs and expenses incurred in connection with the enforcement of such obligation of Seller to cure, exchange or repurchase the Breaching Asset in accordance with this Section 7.

6.4            Maintenance of Carrying Value.  At all times during the Substitution Period, Seller shall maintain a list of at least One Hundred Seventy Million Dollars ($170,000,000) in Carrying Value of Offered Assets, excluding Breaching Assets, by updating the list of Offered Assets in Exhibit A (in the manner provided in Section 2.1(b)).  Subsequent to the first Closing, such list will consist of the Offered Assets not purchased by Purchaser, excluding Breaching Assets.

7.            DEPOSIT; PAYMENT OF PURCHASE PRICE.

7.1        On the Effective Date, Purchaser shall remit One Hundred Dollars ($100.00) (the "Deposit") to Seller by wire transfer of immediately available funds to an interest-bearing savings account specified in writing by Seller, which funds shall be held by Seller in trust until the first Closing and applied to the Purchase Price.  Interest earned on the Deposit shall be for the account of Purchaser and shall be distributed at the direction of Purchaser.

7.2        On each Closing Date, the Purchase Price payable by Purchaser on such Closing Date shall be paid in immediately available funds via wire transfer to an account designated by Seller prior to such Closing Date; provided, however, that with respect to a Substitution pursuant to Section 7, the Purchase Price shall be deemed paid by the substitution of the Breaching Asset with the exchanged Offered Asset.

8.            CLOSING; CONDITIONS PRECEDENT; TERMINATION.

8.1            Closing.  The first Closing shall be held at the offices of Seller, 200 Washington Square North, Lansing, Michigan 48933 at 10:00 a.m., Lansing, Michigan time, on the date of the closing of the transactions contemplated by the SPA; provided, however, that Closings may be delayed in the circumstances contemplated in Section 2, and Substitutions may be effected as contemplated by Sections 2 and 7 and purchases of Non-Performing Assets may be effected as contemplated in Section 2.8.  On the related Closing Date, Seller and Purchaser shall execute and deliver to each party the Purchase Documents for the related Closing.

8.2            Conditions to Purchaser's Obligation.  The obligation of Purchaser to consummate each Closing shall be subject to, with respect to the Offered Assets or the Non-Performing Assets to be purchased at such Closing, each of the following conditions precedent except to the extent such conditions are waived in writing by Purchaser in its sole discretion:

(a)            All of the representations and warranties of Seller specified in this Agreement and the Exhibits hereto shall be true and correct in all material respects as of the related Closing Date, and Seller shall have delivered a certificate of an officer of Seller to such effect;

(b)            All documents specified in Section 10 (the "Closing Documents") to be delivered by Seller on the related Closing Date shall be duly executed and delivered by all signatories as required pursuant to the respective terms thereof;

(c)            With respect to any REO Property to be sold in such Closing:

(i)            if a residential property, Seller and Purchaser shall have executed a Disclosure of Information on Lead-Based Paint and Lead Hazards for REO Properties, in form acceptable to Purchaser;

(ii)            if unoccupied, delivery broom clean;

(iii)            delivery of keys, books and records;

(iv)            receipt of owner's title policies satisfactory to Purchaser;

(v)            delivery of any security deposits under any leases;

(vi)            delivery of the final settlement statement agreed upon in writing pursuant to Section 12.6;

(vii)            delivery of estoppel certificates, duly executed and delivered by any tenants or by any holders of restrictive covenants in form acceptable to Purchaser;

(viii)            letters to tenants, duly executed and delivered by Seller, directing them to make payments to Purchaser or its designee in form acceptable to Purchaser;

(ix)            assignments of permits, warranties and service contracts (other than service contacts that Purchaser does not elect to be assigned), duly executed and delivered by Seller;

(d)            Seller shall have delivered and released to Purchaser or Purchaser's designee, as the case may be, all documents required to be so delivered pursuant to Section 2  on the related Closing Date;

(e)            All other terms and conditions of this Agreement and the related Purchase Documents required to be complied with by Seller on or before the related Closing Date shall have been complied with, and Seller shall have the ability to comply with all terms and conditions and perform all duties and obligations required to be complied with or performed after the related Closing Date;

(f)            Delivery of any affidavit and indemnity from Seller or any tenant required by any title company issuing any policy in connection with the Assets;

(g)            Other than the Case, since January 1, 2012 to the date of this Agreement, no event, circumstance or matter has occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect.  From the date of this Agreement to the Closing Date, no event, circumstance or matter shall have occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(h)            With respect to the first Closing only, the Closing (as such term is defined in the SPA) of the transactions contemplated by the SPA shall have occurred (or shall occur simultaneously with the Closing).

8.3            Conditions to Seller's Obligation.  The obligation of Seller to consummate each Closing shall be subject to, with respect to the Offered Assets to be purchased at such Closing, each of the following conditions precedent except to the extent such conditions precedent are waived in writing by Seller in its sole discretion:

(a)            All of the representations and warranties of Purchaser specified in this Agreement shall be true and correct in all material respects as of the related Closing Date;

(b)            The Closing Documents to be delivered by Purchaser on the related Closing Date shall be duly executed and delivered by all signatories as required pursuant to the respective terms thereof;

(c)            All other terms and conditions of this Agreement and the related Purchase Documents required to be complied with by Purchaser on or before the related Closing Date shall have been complied with, and Purchaser shall have the ability to comply with all terms and

(d)            conditions and perform all duties and obligations required to be complied with or performed after the related Closing Date;

(e)            The payment (or deemed payment) of the aggregate Purchase Price in accordance with Section 8 of this Agreement shall have been received (or deemed received);

(f)            Seller shall have received all necessary governmental approvals, permissions or consents, if any, with respect to the transactions contemplated hereby; and

(g)            With respect to the first Closing only, the Closing (as such term is defined in the SPA) of the transactions contemplated by the SPA shall have occurred.

8.4            Termination.

(a)            This Agreement may be terminated at any time prior to the consummation of the first Closing or any future Closings as follows, under the following conditions:

(i)            by mutual consent of the parties;

(ii)            by Purchaser if any condition in Section 9.2 has not been satisfied by the third (3rd) Business Day following the expiration of the Due Diligence Period  or if satisfaction of such a condition by such date is or becomes impossible, and Purchaser has not waived such condition on or before such date;

(iii)            by Seller if any condition in Section 9.3 has not been satisfied by the third (3rd) Business Day following the expiration of the Due Diligence Period or if satisfaction of such a condition by such date is or becomes impossible (other than, in either case, through the failure of Seller to comply with its obligations under this Agreement or the SPA), and Seller has not waived such condition on or before such date;

(iv)             by Purchaser, (x) if any representation or warranty made herein or in the SPA for the benefit of Purchaser or the purchaser under the SPA or in any certificate or document furnished to Purchaser or the Purchaser under the SPA pursuant to this Agreement or the SPA is untrue in any material respect, or (y) the Seller shall have defaulted in the performance of any obligation herein contained or contained in the other Purchase Documents, the Closing Documents or the SPA, and, in either case, Purchaser has notified Seller of the fact that a representation or warranty is untrue or of the default, and such untrue statement or default has remained uncured for a period of ten (10) days after such notice (and the Closing Date shall be extended to the last day of such period);

(v)            by Seller, if any representation or warranty made herein for the benefit of Seller or in any certificate or document furnished to Seller pursuant to this Agreement is untrue in any material respect or Purchaser shall have defaulted in any respect in the performance of any obligation herein contained, Seller has notified Purchaser of the fact that a representation or warranty is untrue or of the default, and such untrue statement or default has remained uncured for a period of ten (10) days after such notice (and the Closing Date shall be extended to the last day of such period);

(vi)            by either party if the first Closing has not occurred by December 31, 2012, provided, however, that the right to terminate this Agreement under this Section 9.4(a)(vi) shall not be available to any party if the action or failure to act of such party or any of its affiliates has been a principal cause of or resulted in the failure of the first Closing to occur on or before such date;

(vii)             by either party if Purchaser is required to procure any regulatory approval or provide any notice to any Governmental Entity in order to consummate the transactions contemplated by this Agreement and Purchaser has not procured such approval or provided such notice by November 30, 2012; or

(viii)            by a party pursuant to any other provision of this Agreement that permits termination not previously identified in this Section, provided notice of such termination is made within the time periods set forth in each such provision.

(b)            If this Agreement is terminated (i) pursuant to Section 9.4(a)(i) or (vi), or (ii) pursuant to Section 9.4(a)(ii), (iii), (vii) or (viii) under circumstances other than those described in Section 9.4(c) below, the Deposit shall be returned to Purchaser and no party shall have any further obligation hereunder to any other party other than such obligations which expressly survive the termination of this Agreement.

(c)            If this Agreement is terminated: (i) by Purchaser pursuant to Section 9.4(a)(iv); (ii) by Purchaser pursuant to Section 9.4(a)(ii) because a condition to Closing set forth in Section 9.2(a), 9.2(b), 9.2(c)(i), (ii), (iii), (v), (vi), (viii) or (ix), 9.2(d), 9.2(e), 9.2(f) (Seller only) or 9.2(g) hereof is not met or is unsatisfied, in each case provided that (x) the failure of such conditions to be met is not due to the failure of Purchaser to fulfill its obligations under this Agreement or such failure was not due to facts or circumstances under Purchaser's control, and (y) Seller's failure to deliver documents sufficient to meet such conditions are both material and due to facts and circumstances within Seller's control; (iii) by the Seller pursuant to Section 9.4(a)(iii) because a condition to Closing set forth in Section 9.3(e) or 9.2(f) hereof is not met or is unsatisfied, in each case provided that the failure of such conditions to be met is not due to the failure of Purchaser to fulfill its obligations under this Agreement or such failure was not due to facts or circumstances under Purchaser's control; (iv) by either party pursuant to Section 9.4(a)(vii) and the events giving rise to such termination are due to the failure of Seller to fulfill its obligations under this Agreement or the events giving rise to such termination are due to facts or circumstances under Seller's control; or (v) by a party pursuant to Section 9.4(a)(viii) provided that the events giving rise to such termination were not due to the failure of Purchaser to fulfill its obligations under this Agreement or the events giving rise to such termination were not due to facts or circumstances under Purchaser's control, then, in each such case, the Purchaser shall be entitled and amount equal to four percent (4%) of the sum of the Purchase Price and the purchase price under the SPA (the "Termination Fee"), as liquidated damages and as Purchaser's sole remedy hereunder (it being agreed by the parties that Purchaser's damages for negotiating and entering into this Agreement are difficult to determine, and that the Termination Fee represents a fair and reasonable estimate of those damages); provided, however, (i) that in all events Purchaser shall have the right to claim damages after the Closing Date for a breach of any representation, warranty, term, provision, condition or covenant hereunder and/or

(d)            seek indemnification pursuant to Section 13.1 below, and (ii) any termination fee under the SPA shall be included in, and not be in addition to, the Termination Fee.
Notwithstanding anything in this Section 9.4(c) to the contrary, in no event shall Seller be liable to pay the Termination Fee if this Agreement is terminated as a result of an FDIC seizure or other FDIC-assisted takeover of substantially all of Seller's Affiliate banks.

(e)            If this Agreement is terminated by Seller pursuant to Section 9.4(a)(v), then Seller shall be entitled to retain the Deposit plus Purchaser shall pay the Seller the Purchaser Expenses paid by Seller to Purchaser after the expiration of the Due Diligence Period and which expenses were first incurred after the expiration of the Due Diligence Period (the "Reimbursement Fee") as liquidated damages and as Seller's sole remedy hereunder (it being agreed by the parties that Seller's damages for negotiating and entering into this Agreement are difficult to determine, and that the Reimbursement Fee represents a fair and reasonable estimate of those damages); provided, however, that in all events if Closing occurs then Seller shall have the right to claim damages after the Closing Date for a breach of any representation, warranty, term, provision, condition or covenant hereunder and/or seek indemnification pursuant to Section 13.1 below.

(f)            Intentionally Omitted.

(g)            Notwithstanding any other provision of this Agreement or the SPA, Seller prior to Closing shall have the option at any time, for any reason or no reason, to terminate this Agreement or this Agreement and the SPA, together, if it pays the Termination Fee and Purchaser Expenses to Purchaser in immediately available funds.

(h)            Notwithstanding the foregoing, in no event will termination of this Agreement affect Sections 12.1, 13 and 14 hereof, or such representations, warranties, covenants and agreements in this Agreement and any of the other Purchase Documents which, by their terms, expressly survive termination of this Agreement.

(i)            Notwithstanding the foregoing or anything to the contrary contained in this Agreement, under no circumstances will the execution of this Agreement, termination of this Agreement or any Closing under this Agreement affect the validity or enforceability of (i) that certain pre-negotiation agreement dated as of September 21, 2012 by and between Seller and TFM Management, LLC ("TFM"), (ii) that certain pre-negotiation agreement dated September 21, 2012 by and among TFM and certain of Seller's Affiliate banks, and (iii) that certain side letter agreement relating to expense reimbursement dated as of September 21, 2012 by and among TFM and certain of Seller's Affiliate banks.

9.            CLOSING DOCUMENTS.  The Closing Documents to be delivered on each Closing Date shall consist of the following:

9.1            A Bill of Sale and the other Purchase Documents, duly executed and delivered by Seller and the other signatories thereto.

9.2            At Purchaser's option, a Servicing Agreement, duly executed and delivered by Purchaser and Servicer;

9.3            A certificate of good standing from the Secretary of State of the State of Michigan with respect to Seller;

9.4        A certificate of Seller in form mutually agreed upon by Seller and Purchaser, executed by an executive officer or authorized signatory of Seller and dated as of the Closing Date, and upon which Purchaser may rely; and

9.5            Such other certificates and documents as Purchaser may reasonably request.

10.            POST-CLOSING ACTIVITIES.  As soon as reasonably practicable after a Closing Date:

10.1            Proceedings.  Purchaser and Seller shall (a) with respect to Assets in litigation (including foreclosure), to the extent necessary or advisable, and all at Seller's sole cost and expense, file appropriate pleadings with the court that will substitute Purchaser's attorney for Seller's attorney, and remove Seller as a party to the litigation and substitute Purchaser as the real party in interest; and (b) with respect to Mortgage Loans with respect to which the related mortgagor is in bankruptcy, mail to each of Seller's bankruptcy attorney, Seller's foreclosure attorney, the mortgagor's attorney and the bankruptcy trustee a letter advising such attorney that Seller has sold the Mortgage Loan on the related Closing Date to Purchaser.

10.2            IRS Forms.  Purchaser and Seller shall file or cause to be filed, as and when required by law, all IRS forms 1099, 1099A, 1098 or 1041 and K-1 in relation to the ownership of the Mortgage Loans for the portion of such year the Mortgage Loans were owned by Seller.

10.3            Statements of Corrections to Expenses.  Not later than the first anniversary of a Closing Date, Purchaser shall deliver to Seller a statement setting forth any corrections to the amounts payable by Seller or Purchaser with respect to the Assets but not included in the amounts referred to in Section 12, together with the documentation relating to such corrections.

10.4            Further Assurances.  At any time, and from time to time after the related Closing Date, upon the reasonable request of a party hereto, and at the expense of Seller, and without expanding any obligations of Purchaser hereunder, the other party shall do, execute, acknowledge and deliver, and shall cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required in order to better assign, transfer, grant, convey, assure and confirm to Purchaser, and to collect any or all of the Mortgage Loans, manage the REO Properties or document its ownership of each of the REO Properties as provided for herein or to effectuate the purpose and carry out the terms of this Agreement.

11.            EXPENSES.

11.1            Seller will pay its own expenses (including the fees and expenses of its attorneys) in connection with the preparation, negotiation, execution, and performance of this Agreement, the other Purchase Documents, the Closing Documents and the transactions contemplated hereby and thereby, including all fees and expenses of agents, representatives, counsel, financial advisors, investment bankers and accountants.  In addition, Seller shall pay or reimburse, or shall cause an affiliate or affiliates of Seller to pay or to reimburse, Purchaser and any Affiliate of  Purchaser (including any direct or indirect equity owners of a Purchaser) and any Person now or hereafter acting in concert with Purchaser in connection with the transactions contemplated by this Agreement (an "Acting in Concert Person"), for all documented third party costs and expenses incurred by Purchaser or an Affiliate of Purchaser (including any direct or indirect equity owners of Purchaser) or any Acting in Concert Person pursuant to and/or in connection with the transactions contemplated by this Agreement (the "APA Purchaser Expenses") for or related to (1) due diligence efforts, (2) negotiations relating to this Agreement or any of the Purchase Documents or Closing Documents (or any amendments or modifications to this Agreement, the Purchase Documents or the Closing Documents), (3) actions required of Purchaser pursuant to this Agreement (e.g., regulatory approvals) and (4) closing of the transactions contemplated by this Agreement. The APA Purchaser Expenses may include, without limitation, all costs and expenses of agents, counsel, consultants, financial advisors, investment bankers and accountants, and all costs and expenses for environmental reports, title commitments, property appraisals, property condition reports, title policies and filing fees. In addition, Seller shall or shall cause an affiliate to Seller to pay or to reimburse the purchaser under the SPA for all "Purchaser Expenses" (as that term is defined in the SPA).  As used herein, the term "Purchaser Expenses" means the APA Purchaser Expenses and the "Purchaser Expenses" (as that term is defined in the SPA).

11.2            In connection with the transfer of any Mortgage Loan registered with MERS, Seller shall, at its own expense, cause the MERS System to indicate that such Mortgage Loan has been assigned to Purchaser.

11.3            With respect to each REO Property, Seller shall pay all real estate transfer taxes, documentary stamps, sales taxes or similar taxes, license and permit assignment fees, assessments, levies, deductions, fees, withholdings or charges of whatever nature in connection with the transfer of the REO Property to Purchaser.

11.4            Seller acknowledges its liability for all real estate taxes, ad valorem taxes, street vault taxes, personal property taxes and other taxes, assessments and charges, other municipal and state charges, license and permit fees, water and sewer rents and all other charges affecting the Assets, and any interest and penalties due thereon (collectively, the "Taxes") through the related Closing Date only, whether or not such Taxes are (a) due and payable as of the related Closing Date, (b) delinquent as of the related Closing Date or (c) billed as of the related Closing Date.  Purchaser shall be liable for all Taxes on the REO Properties accruing after the related Closing Date.  Taxes paid by Seller prior to the related Closing Date with respect to periods that

11.5            extend beyond the related Closing Date shall be prorated and adjusted as of the related Closing Date as set forth below.

11.6            With respect to the REO Properties, the following items (including any such charges on bills that relate to all periods prior to the related Closing Date, without regard to when such costs shall become due and payable), are to be paid by Seller through and including the related Closing Date: (a) utilities (including, without limitation, telephone service, heat, steam, electric power, cable, and trash removal, fuel, water, water frontage charges and/or meter charges), (b) sewer and sanitary charges and taxes thereon, (c) amounts prepaid or payable pursuant to the insurance premiums, management or brokerage agreements, service, supply, security, maintenance or similar agreements that Purchaser elects to keep in effect, (d) condominium, cooperative and home owner association fees, assessments, maintenance and common charges or (e) any other similar fees or expenses in connection with the servicing of the REO Properties.  Purchaser shall be responsible for and shall pay any such charges on bills that relate to all periods after the related Closing Date, regardless of when such items are due and payable.

11.7            Upon the related Closing Date, the items set forth in Sections 12.3, 12.4 and 12.5 above, together with all rents and other payments actually received by Seller under the terms of any lease for the month of the Closing, shall be apportioned between Seller and Purchaser on the basis of a settlement statement approved in writing by Seller and Purchaser.  Not later than ten (10) Business Days prior to the related Closing Date, Seller shall deliver to Purchaser a draft settlement statement which shall contain a list of the items to be apportioned in accordance with  Sections 12.3, 12.4 and 12.5.  Not later than three (3) Business Days prior to the Closing Date, Purchaser shall deliver to Seller a written statement of objection or agreement to such settlement statement.  If Purchaser objects to any portion of the settlement statement, Seller and Purchaser shall, reasonably and in good faith, negotiate and agree upon a final settlement statement.  All other costs, fees and income related to an REO Property shall, unless otherwise specifically allocated in this Agreement, be allocated in accordance with customary practice for properties similar to the REO Property located in the county in which the REO Property is located.

12.            INDEMNIFICATION.

12.1            Seller Indemnification.  Seller shall indemnify and hold harmless Purchaser and its current and future Affiliates and their respective current and future officers, directors, shareholders, members, managers, employees, agents, advisors and other representatives, and any current or future direct or indirect equity owner of Purchaser, and any of their current or future Affiliates and any of their respective current or future officers, directors, shareholders, members, managers, employees, agents, advisors and other representatives, and any Person currently or in the future acting in concert with any of the foregoing, and all of such Persons'  successors and assigns, as well as, regardless of whether it falls within the list of persons or entities described above, the State of Michigan and its instrumentalities and any current or future elected officials, employees or agents thereof (the "State of Michigan") and The State of Michigan Retirement System ("Retirement System"), including, without limitation, the Michigan State Employees Retirement System, the Michigan State Police Retirement System, the Michigan Judges Retirement System and the Michigan Public School Employees Retirement System and any current or future trustees, employees or agents thereof (collectively,

12.2            "Indemnified Parties"), from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including attorneys' fees and disbursements), amounts paid in settlement and other costs (collectively, "Losses") arising out of or resulting from  (i) any inaccuracy in or breach of the Seller's representations or warranties contained in this Agreement, (ii) the Seller's breach of agreements or covenants made by Seller in this Agreement, (iii) any acts, omissions or alleged acts or omissions arising out of or based on the arrangement created by this Agreement and the activities of Seller taken pursuant hereto, (iv) any Losses arising out of or resulting from any legal, administrative or other proceedings instituted or initiated by any Governmental Entity, shareholder of the Seller or any other Person (other than the Purchaser and its Affiliates and the Seller and the Seller's subsidiaries) arising out of the transactions contemplated by this Agreement (other than any Losses attributable to any willful misconduct or fraud on the part of the Purchaser), (v) any Losses resulting from a claim filed by any Other Purchaser (or any of their Affiliates) (as that term is defined in the SPA) or by any other Person that is directly or indirectly based on a claim that the Person suffered Losses as a result of any act or failure to act of Purchaser or any Affiliate of the Purchaser or any person acting in concert with Purchaser or with any Affiliate of Purchaser in connection with or related to the transactions contemplated by this Agreement or the SPA, or (vi) any Losses related to any acts or failure to act by Purchaser or any Affiliate of the Purchaser or any person acting in concert with Purchaser or with any Affiliate of Purchaser undertaken prior to any Closing with respect or related to any of the Offered Assets, including any violations of law (other than any Losses attributable to any willful misconduct or fraud on the part of the Purchaser or its Affiliates).

12.3            Conduct of Third Party Claims.

(a)            A party entitled to indemnification hereunder (each, an "Indemnified Party") shall give written notice to the party indemnifying it (the "Indemnifying Party") of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 13.2 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party.  Such notice shall describe in reasonable detail such claim to the extent known by the Indemnified Party.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire counsel, at the cost and expense of the Indemnifying Party, and to conduct the defense thereof; provided, however, that the Indemnifying Party shall only be liable for the legal fees and expenses of one (1) law firm for all Indemnified Parties, taken together with regard to any single action or group of related actions, upon agreement by the Indemnified Parties and the Indemnifying Parties.  If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Parties relating to the claim, and any Indemnified Party shall cooperate in the defense or prosecution of such claim.  Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Indemnifying Party shall not be liable for any settlement of any action,

(b)            suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent.  The Indemnifying Party further agrees that it will not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise (1) includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding, (2) provides solely for the payment of money damages and not any injunctive or equitable relief or criminal penalties and (3) does not create any financial or other obligation on the part of an Indemnified Party which would not be indemnified in full by the Indemnifying Party.

(c)            The indemnity provided for in this Section 13.2 shall not be the sole and exclusive remedy of the Indemnified Parties after the Closing for any inaccuracy of any of the representations and warranties contained in this Agreement or any other breach of any covenant or agreement contained in this Agreement.  No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.

13.            GENERAL PROVISIONS.

13.1            Representations, Warranties and Agreements to Survive Delivery.  All representations, warranties and agreements contained in this Agreement, incorporated herein by reference or contained in the certificates of officers of Seller submitted pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Assets by Seller to Purchaser or its designee for a period of three (3) years beyond the applicable Closing Date, other than Extended Representations and Warranties, which shall survive indefinitely, subject to applicable statutes of limitations.

13.2            Public Announcements.  By 9:00 a.m., New York City time, on the first (1st) business day after the Effective Date of this Agreement, the Company shall issue one or more press releases or Current Reports on Form 8-K reasonably acceptable to the Purchaser disclosing all material terms of the transactions contemplated hereby.  On or before 9:00 a.m., New York City time, on the fourth (4th) trading day immediately following the execution of this Agreement, the Company will file a Current Report on Form 8-K with the SEC describing the material terms of this Agreement (and including as exhibits to such Current Report on Form 8-K this Agreement and any material exhibits).
Seller and Purchaser will consult with each other concerning the means by which Seller's customers and suppliers and other third parties having dealings with Seller will be informed of the transactions contemplated by this Agreement.
13.3            Notices.  All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given:  (a) when personally delivered to the party to be given such notice or other communication; (b) on the Business Day that such notice or other communication is sent by facsimile or similar electronic

13.4            device, fully prepaid, which facsimile or similar electronic communication shall promptly be confirmed by mailed notice; (c) on the third (3rd) Business Day following the date of deposit in the United States mail if such notice or other communication is sent by certified mail with return receipt requested and postage thereon fully prepaid; or (d) on the Business Day following the day such notice or other communication is sent by reputable overnight courier, to the following:
If to Seller:	Capitol Bancorp Ltd. Capitol Bancorp Center 200 Washington Square North Lansing, Michigan 48933 Attention: Brian English, General Counsel Fax: (517)374-2546 Email address: benglish@capitolbancorp.com with a mandatory copy to:
Phillip D. Torrence, Esq.
Honigman Miller Schwartz and Cohn LLP
350 East Michigan Avenue, Suite 300
Kalamazoo, Michigan  49007
Telephone: (269) 337-7702
Fax: (269) 337-7703
Email: ptorrence@honigman.com

If to Purchaser:	VS CB Asset Acquisition, LLC c/o ValStone Asset Management LLC 260 East Brown Street Suite 250 Birmingham, Michigan 48009 Attention: Gerald C. Timmis III Fax: (248)646-3322

with a mandatory copy to:	Kenneth B. Abel, Esq. Ober, Kaler, Grimes & Shriver 100 Light Street Baltimore, MD 21202 Telephone: (410) 347-7394 Fax: (443) 263-7594 Email: kbabel@ober.com or to such other address or facsimile number as the parties may designate by proper notice.
13.5            Further Assurances.  At Seller's cost and expense and without expanding any obligations of Purchaser hereunder, the parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request for the purpose of effecting the intent of this Agreement and the documents referred to in this Agreement or effecting or memorializing the transactions contemplated by this Agreement.

13.6            Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement or any document delivered in connection with the transactions contemplated by this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that is given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement or in any document delivered in connection with the transactions contemplated by this Agreement.

13.7            Entire Agreement and Modification.  Subject to Section 9.4(h), this Agreement supersedes any and all prior or contemporaneous oral or written agreements between the parties with respect to its subject matter and constitutes (together with the Purchase Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the parties hereto.

13.8            Assignments, Successors and No Third-Party Rights.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and, with respect to Section 13, will inure to the benefit of their respective officers, directors, employees, consultants, agents, attorneys, accountants and Affiliates and each Person that controls (within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended) any of the foregoing Persons, and no other Person will have any right or obligation hereunder.  The rights and obligations of Seller under this Agreement shall not be assigned without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.  The rights and obligations of Purchaser under this Agreement shall be freely assignable by Purchaser.  Except as provided in this Section 14.7, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

13.9            Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement that is held invalid or unenforceable only in part or degree or in a particular circumstance will remain in full force and effect to the extent not held invalid or unenforceable and in all other circumstances.

13.10            Section Headings; Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  Except as otherwise expressly set forth herein, all references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

13.11            Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

13.12            Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to its principles of conflicts of laws.  Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.13            Mutual Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

13.14            Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.

13.15            Confidentiality.

(a)            Prior to consummation of all of the transactions contemplated by this Agreement, the parties to this Agreement may provide one another with information which may be deemed by the party providing the information to be confidential.  Each party agrees that it will hold confidential and protect all information provided to it by the other party to this Agreement or such party's affiliates and marked "Confidential," except that the obligations contained in this Section 14.14 shall not in any way restrict the rights of any party or Person to use information that:  (i) was known to such party prior to the disclosure by the other party; (ii) is or becomes generally available to the public other than by breach of this Agreement; (iii) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement; or (iv) was independently developed by such party without use of such information, as shown by such party's files and records or other evidence in such party's possession. Notwithstanding the foregoing, a party may disclose any of such information to directors, officers, employees, agents, advisors (including legal counsel and accountants) and to its representatives or representatives of its affiliates, who in each case need to know such

(b)            information and who in each case have been informed by the undersigned of the confidential nature of such information.

(c)            If a party is required by applicable law, regulation, rule or order issued by any administrative, governmental, regulatory, judicial or stock exchange authority, or in response to a request from such party's auditors, to disclose any portion of such confidential information, the party may disclose such information.  If this Agreement is terminated, upon request and the indefeasible payment in full by Seller of any Termination Fee, each party hereto agrees to return or destroy all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement except to the extent that such party is required by law, regulation, internal procedure or court order to retain such information and such related documents.

(d)            The provisions of this Section 14.13 shall survive termination, for any reason whatsoever, of this Agreement for twelve (12) months or until such earlier time as all such information becomes publicly known and made generally available through no action or inaction of such party in violation of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 14.13, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 14.13.

13.16            Binding Effect. This Agreement shall not be binding upon Seller unless and until the Confirmation Order shall have been entered by the Bankruptcy Court.  This Agreement shall not be binding against either Seller or Purchaser and shall have no legal effect whatsoever under any circumstances unless and until fully executed copies of this Agreement are delivered to each of Seller and Purchaser.

Signatures On The Following Page

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.
PURCHASER: VS CB Asset Acquisition, LLC By: Name: Title:

SELLER:

Capitol Bancorp Ltd. By: Name: Title:

Signature Page To The Asset Purchase Agreement

Appendix A

USAGE AND SUPPLEMENTAL DEFINITIONS

Usage
The following rules of construction and usage apply to this Appendix, any agreement that incorporates this Appendix and any document made or delivered pursuant to any such agreement:
(a)            The term "documents" includes any and all documents, agreements, instruments, certificates, notices, reports, statements or other writings however evidenced, whether in electronic or physical form.

(b)            Accounting terms not defined or not completely defined in this Appendix will be construed in conformity with GAAP as in effect on the date of the document that incorporates this Appendix.

(c)            References to "Section," "Exhibit," "Schedule" or another subdivision of or to an attachment are, unless otherwise specified, to an article, section, exhibit, schedule or subdivision of or an attachment to the document in which such reference appears.

(d)            Any document defined or referred to in this Appendix or in any document that incorporates this Appendix means such document as from time to time amended, modified, supplemented or replaced, including by waiver or consent, and includes all attachments to and instruments incorporated in such document.

(e)            Any statute defined or referred to in this Appendix or in any document that incorporates this Appendix means such statute as from time to time amended, modified, supplemented or replaced, including by succession of comparable successor statutes, and includes any rules and regulations promulgated under such statute and any judicial and administrative interpretations of such statute.

(f)            Calculation of any amount on or as of any date will be determined at or as of the close of business on such day after the application of any monies, payments and other transactions to be applied on such day, except that calculations as of the Cut-off Date will be determined as of the close of business on the day immediately prior thereto after the application of any monies, payments and other transactions to be applied on such day.

(g)            In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the word "to" means "to but excluding" and the word "through" means "to and including."

(h)            All terms defined in this Appendix apply to the singular and plural forms of such terms and the term "including" means "including without limitation."

(i)            References to a Person are also to its permitted successors and assigns.
APPENDIX A - 1

(j)            Supplemental Definitions

Whenever used herein, the following words and phrases, unless the content otherwise requires, have the following meanings:
"Acceptable Insurer" means an insurance company which has a claims-paying ability rated at least "A" by Fitch, Inc., at least "A2" by Moody's Investors Service, Inc. or at least "A" by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.
"Affiliate" means with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or under common control or ownership with such specified Person.  For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.
"Agency or Agencies" means Fannie Mae, Freddie Mac, GNMA, HUD, FHA, and VA or any successor organizations thereto.
"Agency Guidelines" means all published guides and guidance documents of the Agencies, including without limitation all announcements, circulars, automated underwriting systems, mortgagee letters and handbooks now or hereafter establishing requirements applicable to the Mortgage Loans.
"ALTA"  means The American Land Title Association or any successor thereto.
"Applicable Law" means any federal, state or local constitution, statute, ordinance, rule, regulation or similar legal requirement applicable to the origination or servicing of mortgage loans or any related activity, including but not limited to usury, truth-in-lending, real estate settlement procedures, consumer credit protection and privacy, equal credit opportunity, disclosure or predatory and abusive lending laws; and any applicable and valid order, verdict, judgment or consent decree.
 "Appraisal" means a narrative appraisal conducted by a Qualified Appraiser.
"Appraisal Performance Event" means with respect to any Mortgage Loan, the occurrence of any of:
(a)            a modification of the terms of such Mortgage Loan which changes the Mortgage Interest Rate or Mortgage Note Principal Balance (including the accrued and unpaid interest thereon) or reduces the monthly payment or alters or introduces any principal amortization feature or extends the term of the Mortgage Loan,

(b)            the related Mortgagor becoming the subject of a bankruptcy, insolvency or similar proceeding which, if brought by a third party, is not dismissed within sixty (60) days or a receiver, conservator or trustee being appointed for the Mortgaged Property and such appointment continues for sixty (60) days, or
APPENDIX A - 2

(c)            the related Mortgaged Property becoming REO Property.

"Appraised Value" means with respect to any Mortgage Loan or REO Property, the value of the related Mortgaged Property or REO Property, as the case may be, based upon the most recent Appraisal made.
"Asset List" means the list of Assets sold pursuant to this Agreement and the other Purchase Documents, which shall be prepared by Seller and attached as Schedule A to the related Bill of Sale, and which shall set forth, as of the end of the Business Day immediately prior to the date of the Bill of Sale (unless the information is expressly stated to be as of the Cut-off Date, in which case, as of such Cut-off Date) the following information:
(a)            with respect to each Mortgage Loan (if any):
(1)	the Mortgage Loan identifying number;
(2)	the MERS#, if applicable;
(3)	the Mortgagor's name;
(4)	the street address of the Mortgaged Property, including the unit number, if any, and the city, state and zip code or other description of the Mortgaged Property's location (exact address);
(5)
if a residential mortgage, a code indicating whether or not the Mortgagor indicated in his loan application that the Mortgaged Property is owner-occupied and whether it is the primary residence of the Mortgagor (to the extent such information is known to Seller) (property type, loan type and purpose code description);

(6)	if a residential mortgage, the private mortgage insurance coverage and name of insurer, if any;
(7)	if a residential dwelling, a code indicating the type of residential dwelling constituting the Mortgaged Property (to the extent such information is known to Seller) (purpose code description);
(8)	the property type (purpose code description);
(9)	the existence of any Ground Leases;
(10)	the maturity date;
(11)	the Mortgage Interest Rate in effect on the Cut-off Date;
(12)	the date of origination or renewal of the Mortgage Loan;
(13)	the current payment amount due as of the Cut-off Date;
APPENDIX A - 3

(14)	the last payment date and last amount received on which a contractual payment was actually applied to interest or to the principal balance of the Mortgage Loan;
(15)	the original principal balance (note amount) of each Mortgage Loan;
(16)	the principal balance of the Mortgage Loan (including any accrued and unpaid interest thereon) as of the close of business on the Cut-off Date (current payment amount due);
(17)	the contractual delinquency of the Mortgage Loan (0-29 days; 30 to 59 days; 60 to 89 days) as of the Cut-off Date;
(18)	a code indicating whether the Mortgagor is in bankruptcy;
(19)	a code indicating whether the Mortgage is in foreclosure; and
(20)	the dollar amount of any delinquency in respect of principal and interest as of the Cut-off Date (amount is included in current payment amount due);
(d)            with respect to each pool of Mortgage Loans (if any) in the aggregate, (1) the number of Mortgage Loans; (2) the weighted average maturity of the Mortgage Loans, (3) the weighted average Mortgage Interest Rate of the Mortgage Loans and (4) the aggregate Carrying Value of the Mortgage Loans;.

(e)            with respect to each REO Property (if any),

(1)	the REO Property identifying number;
(2)	the street address of the REO Property, including the unit number, if any, and the city, state and zip code or other description of the REO Property's location;
(3)	the legal address of the REO Property;
(4)	property type;
(5)	occupancy status; and
(f)            with respect to the REO Properties (if any) in the aggregate, the aggregate Carrying Value of such REO Properties.

"Assets" means the Mortgage Loans and REO Properties that are sold to Purchaser pursuant to this Agreement and which, with respect to each Closing, are identified in the applicable Purchase Documents, together with any related property, including the related Loan Files, Property Files and Servicing Files.
APPENDIX A - 4

"Assignment of Leases, Rents and Profits" means with respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.
"Bill of Sale" means a bill of sale between Seller and Purchaser conveying title to the related Assets to Purchaser in form provided by Purchaser to Seller consistent with this Agreement.
"Breaching Asset" means an Asset or Offered Asset that is in breach of any representation or warranty set forth in Exhibits C-1, C-2 or C-3, as applicable or for which Seller is in breach of Section 5.2 hereof (which representations and warranties for purposes of this definition shall be deemed to have been made without regard to any qualification of Knowledge by Seller).
"Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in the New York, New York or the State of Michigan are authorized or obligated by law, regulation or executive order to close.
"Carrying Value" means with respect to an asset, Seller's carrying value thereof as of the Cut-off Date as determined in accordance with GAAP consistently applied.
"Case" has the meaning specified in the Background to this Agreement.
"Closing" means the closing on the sale and purchase of the related Assets in accordance with the terms of this Agreement.
"Closing Date" means with respect to any Closing or Substitution, the effective date of such Closing, or with respect to any Substitution, the effective date of such Substitution.
"Closing Documents" has the meaning specified in Section 10 of this Agreement.
"Collection Account" means the deposit account established by Purchaser for the receipt of collections and the net proceeds of dispositions or events of loss with respect to Purchaser's Assets.
"Condemnation Proceeds" means all proceeds paid or awarded in connection with the full or partial condemnation of, or exercise of eminent domain with respect to, a Mortgaged Property, to the extent such proceeds are not applied to the restoration or repair of the related Mortgaged Property or released to the Mortgagor or any tenants or ground lessors.
"Confirmation Order" means the order confirming the Plan.
"Cut-off Date" means June 30, 2012, or such other date as may be mutually agreed to by Seller and Purchaser.
APPENDIX A - 5

"Default Interest" means with respect to any Mortgage Loan, interest at the applicable Default Rate and borne by the applicable Mortgage Note following a Mortgage Event of Default.
"Default Rate" means with respect to any Mortgage Loan, the "default rate", "default interest rate" or other similar rate at which interest accrues during the continuance of a Mortgage Event of Default as specified in the related Mortgage Note, but only to the extent that such interest accrues at a rate in excess of the Mortgage Interest Rate.
"Deposit" has the meaning specified in Section 8.1 of this Agreement.
"Environmental Claim" means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or Release into the environment of, or exposure to, any Hazardous Substance at a Mortgaged Property, or circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
"Environmental Law" means any and all federal, state and local laws, rules or regulations, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations relating to the environment or the Release or threatened Release of Hazardous Substances into the indoor or outdoor environment including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata or otherwise relating to the release of Hazardous Substances.
"Escrow Payments" means with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.
"Extended Representations and Warranties" means the representations and warranties set forth in:
(b)            paragraphs 1 (Ownership of Assets), 2 (Authority to Transfer Assets), 13 (Environmental Conditions) and 27 (Litigation) of Exhibit C-1;

(g)            paragraphs 1 (Ownership of Assets), 2 (Authority to Transfer Assets), 13 (Environmental Conditions), 14 (Consumer Regulations), 15 (HOEPA) and 29 (Litigation) of Exhibit C-2; and

(h)            paragraphs 1 (Ownership of Assets), 2 (Authority to Transfer Assets), 7 (Environmental Conditions) and 10 ( Litigation ) of Exhibit C-3.

"Fannie Mae" means the Federal National Mortgage Association and its successors.
"FDIC" means the Federal Deposit Insurance Corporation.
APPENDIX A - 6

"FHA" means the Federal Housing Administration and its successors.
"Freddie Mac" means the Federal Home Loan Mortgage Corporation and its successors.
"GAAP" means U.S. generally accepted accounting principles.
"GNMA" means the Government National Mortgage Association and its successors.
"Governmental Entity" means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.
"Ground Lease" means a ground lease of a Mortgaged Property.
"Hazardous Substance" means other than any chemical, material or substance that is used or stored in a manner that is consistent with, and would not result in liability under, any applicable Environmental Law, collectively, (a) any petroleum, petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs"), lead in drinking water, radon and lead-based paint, (b) any chemicals or other materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "pollutants," or words of similar import under any Environmental Law and (c) any other chemical or any other material or substance, exposure to which is prohibited, limited or regulated under any Environmental Law.
"HOEPA" has the meaning specified in paragraph 15 of Exhibit C-2.
"Independent" means when used with respect to any specified Person, means such a Person who does not have any direct financial interest or any material indirect financial interest in any Mortgagor, Seller, Servicer or any of their respective Affiliates.
"Insurance Proceeds" means proceeds of any title policy, hazard policy or insurance policy relating to a Mortgage Loan, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the terms of the related Mortgage.
"Interim Period" means with respect to any Asset, the period beginning on and including the Effective Date and ending on but excluding the Closing Date on which such Asset is purchased by a Purchaser.
"Knowledge" means, with respect to Seller, the actual knowledge of Joseph D. Reid and Cristin K. Reid, after due inquiry.  For purposes of this Agreement, Mr. Reid or Ms. Reid will be deemed to have knowledge of a particular fact or other matter if:
(a)            that individual is actually aware of that fact or matter; or
APPENDIX A - 7

(b)            a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation; or
(c)            any individual who is serving, or who has at any time served, as a director or officer of Seller or any of its Affiliates has, or at any time had, knowledge of that fact or other matter (as set forth in (a) and (b) above).
"Liquidation Expenses" means reasonable, customary and necessary out-of-pocket costs and expenses incurred by Servicer on behalf of Purchaser in connection with the liquidation of a Mortgage Loan or the liquidation of a REO Property, including, without limitation, legal fees and expenses, committee or referee fees, brokerage commissions and conveyance taxes.
"Liquidation Proceeds" means cash (other than Insurance Proceeds or Condemnation Proceeds) received in connection with the liquidation of a Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, judicial foreclosure, foreclosure sale, sale of REO Property, or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan, other than amounts required to be paid to the related Mortgagor pursuant to law or the terms of such Mortgage Loan.
"Loan File" has the meaning specified in Exhibit B-1 to this Agreement.
"Major Lease" means a material lease at a Mortgaged Property with respect to which the related Mortgage Loan Documents grant the Mortgage Lender the right to consent to the execution, termination or renewal of such lease.
"Material Adverse Effect" means any material adverse effect with respect to (a) the business, properties, assets, operations, results of operations, revenues or condition, financial or otherwise, of Seller or Servicer, as applicable and its subsidiaries taken as a whole, (b) the legality, validity or enforceability of the Purchase Documents, the Servicing Agreement or the Mortgage Loan Documents, or (c) Seller's or Servicer's ability, as applicable, to perform fully on a timely basis its obligations under the Purchase Documents or the Servicing Agreement, as applicable. For the avoidance of doubt, an FDIC seizure or other FDIC-assisted takeover of any of the Seller's Affiliate banks shall constitute a Material Adverse Effect.
"MERS" means Mortgage Electronic Registration Systems, Inc. or any successor or assign thereto.
"MERS System" means the electronic system of recording transfers of mortgages maintained by MERS.
"MIN" has the meaning specified in Exhibit B-1 to this Agreement.
"MOM Loan" has the meaning specified in Exhibit B-1 to this Agreement.
"Mortgage" means the mortgage, deed of trust or other instrument and riders thereto securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note or which secures the interest of a Mortgagor as a lessee under a Ground Lease.
APPENDIX A - 8

"Mortgage Account" means with respect to any Mortgage Loan, any cash collateral account, escrow account or reserve account or similar account established pursuant to the related Mortgage or other Mortgage Loan Document.
"Mortgage Collateral Assignment" means each instrument assigning or otherwise transferring Seller's right, title and interest in and to a Mortgage and any other Mortgage Collateral Security to Purchaser, which instruments shall comply in form and substance with any requirements contained in a related Mortgage Loan Document.
"Mortgage Collateral Security" includes any right, interest, document, instrument or property given as security for or in guaranty of the Mortgage Loan (including, without limitation, the Mortgages, the Assignment of Leases, Rents and Profits, all Mortgage Accounts maintained with respect to such Mortgage Loan and the cash and investments credited thereto, and the rights of the mortgagee under the Required Insurance Policies and Title Insurance Policies), together with any supplement or amendment thereto and as amended from time to time hereafter.
"Mortgage Event of Default" means with respect to a Mortgage Loan, an "event of default" as defined or described in the related Mortgage.
"Mortgage Interest Rate" means with respect to any Mortgage Loan, the "Mortgage Interest Rate," "Interest Rate." "Applicable Interest Rate" or words of similar meaning as defined in the related Mortgage Loan Documents (without giving effect to any Default Interest).
"Mortgage Lender" means the lender of a Mortgage Loan.  Upon the conveyance of a Mortgage Loan to Purchaser pursuant to this Agreement, Purchaser shall be the Mortgage Lender until such loan is sold or is reconveyed to Seller pursuant to a Post-Closing Substitution.
"Mortgage Loan" means a commercial or residential mortgage loan, including, without limitation, the Mortgage Loan Documents, the Loan File, the Servicing File, all payments received with respect to such mortgage loan, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, all liens and security interests securing payment of the Mortgage Note evidencing such mortgage loan and all other rights, benefits, proceeds and obligations arising from or in connection with such mortgage loan.
"Mortgage Loan Documents"  means with respect to a Mortgage Loan, the original related Mortgage Note (or if the original note is missing, a lost note affidavit with customary indemnification) with applicable addenda and riders, the Mortgage, the Mortgage Loan Disclosures, the Assignment of Mortgage, the title insurance commitment, the final Title Insurance Policy, the FHA Mortgage Insurance Certificate or VA Loan Guaranty Certificate, as applicable, any documents necessary to support the underwriting of the Mortgage Loan (other than any internal underwriting analysis of Seller; provided , however, Purchaser may have access to such analysis for its review), and any other documents executed or delivered or required to be executed in connection with the Mortgage Loan, as specified in the Agency Guidelines and/or required by Applicable Law.
"Mortgage Note" means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage and riders thereto.
APPENDIX A - 9

"Mortgaged Property" means the real property securing repayment of the debt evidenced by a Mortgage Note.
"Mortgagor" means the obligor on a Mortgage Note.
"Non-Performing Assets" means REO Properties or Mortgage Loans that are not included within the $207,000,000 in unpaid principal balance of Offered Assets listed on Exhibit A as of the Effective Date and that at any time after the Effective Date are rated by Seller as seven (7) or higher, consistent with the methodology used for such ratings on the initial Exhibit A hereto.
"Offered Assets" means the Mortgage Loans and REO Properties that are identified and described in Exhibit A to this Agreement, as such Exhibit may be updated from time to time, together with any related property, including the related Loan Files, Property Files and Servicing Files.
"Officer's Certificate" means a certificate signed by the President and Chief Executive Officer or any Executive Vice President, and delivered to Purchaser as required by this Agreement.
"Optional Exchange" has the meaning specified in Section 2.2 of this Agreement.
"Other Private Placements" has the meaning set forth in the SPA.
"Permitted Encumbrances" means with respect to a Mortgaged Property or an REO Property, (a) the lien of current real and personal property taxes, water rates, sewer rents and assessments or payments to the taxing authority in lieu thereof not yet due or delinquent, (b) encumbrances and exceptions (other than exceptions  for parties in possession, monetary liens and surveys) specifically referred to in the Title Insurance Policy issued or, as evidenced by a "marked-up" commitment for title insurance, to be issued in respect of the Mortgaged Property or REO Property, as applicable, (c) rights of tenants as tenants only, and (d) where a Mortgaged Property or REO Property is a condominium unit, the lien of a condominium association on such Mortgaged Property or REO Property for unpaid maintenance or common expense assessments which in either case are not yet due and payable.
"Person" includes any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.
"Plan" means the Amended and Restated Prepackaged Joint Plan of Reorganization dated June 22, 2012 (as it may be amended, modified or supplemented from time to time) proposed by Seller and Financial Commerce Corporation in connection with the Case.
"Post-Closing Exercise Period" means the period commencing on the final Closing undertaken pursuant to Sections 2.1 through 2.3 of this Agreement and expiring on the date that is two (2) years thereafter.
APPENDIX A - 10

"Post-Closing Substitution" means with respect to a substitution of a Breaching Asset by a Purchaser after such Breaching Asset's Closing Date, the meaning specified in Section 7.1 of this Agreement.
"Pre-Closing Substitution" means with respect to a substitution of a Breaching Asset by a Purchaser prior to such Breaching Asset's Closing Date, the meaning specified in Section 2.3 of this Agreement.
"Principal Balance" means as to each Mortgage Loan, the actual outstanding principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal and to all amounts attributable to principal collected from or on behalf of the Mortgagor, including the principal portion of Liquidation Proceeds, Condemnation Proceeds, and Insurance Proceeds, in each case in accordance with GAAP consistently applied.
"Principal Prepayment" means any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled due date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.
"Property File" has the meaning specified in Exhibit B-2 to this Agreement.
"Prudent Servicing Practices" means those mortgage servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located.
"Purchase Documents" means this Agreement, the Bills of Sale, deeds and any and all other transfer, assignment and conveyance documents relating to the sale, assignment and conveyance of the Assets to Purchaser, in form provided by Purchaser to Seller consistent with this Agreement.
"Purchase Price" means with respect to any Asset (other than Additional Offered Assets, the price of which shall be governed by Section 2.8 hereof), $0.40 on each $1.00 of the unpaid principal balance of the related Mortgage Loan as of the Cut-off Date.
"Purchaser" means VS CB Asset Acquisition, LLC, a Delaware limited liability company.
"Purchaser Expenses" has the meaning specified in Section 12.1 of this Agreement.
"Qualified Appraiser" means an appraiser who is Independent, a member in good standing of the Appraisal Institute with an MAI membership designation.
"Release" includes any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.
APPENDIX A - 11

"REO Disposition" means the final sale of any REO Property.
"REO Disposition Proceeds" includes all amounts received with respect to an REO Disposition.
"REO Property" means a Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure, power of sale or otherwise.
"Required Insurance Policy" includes any insurance policy which is required to be maintained from time to time under a Mortgage or other Mortgage Loan Document.
"Seller" means Capitol Bancorp Ltd., a Michigan corporation and registered bank holding company, on behalf of itself and all of its controlled banking affiliates.
"Servicer" means Michigan Commerce Bank, in its capacity as servicer pursuant to the Servicing Agreement, or another services selected by Purchaser.
"Servicing Agreement" means a servicing agreement between Servicer and Purchaser upon terms mutually agreed upon between Servicer and Purchaser.
"Servicing File" has the meaning specified in Section 2.7(b) of this Agreement.
"SPA" means the Securities Purchase Agreement of even date herewith, between Seller and VS CB Stock Acquisition, LLC, as amended from time to time.
"Substitution" means a Pre-Closing Substitution pursuant to Section 2.3 of this Agreement or a Post-Closing Substitution pursuant to Section 7 of this Agreement, as applicable.
"Substitution Period" has the meaning specified in Section 7.1of this Agreement.
"Taxes" has the meaning specified in Section 12.4 of this Agreement.
"Title Insurance Policy" means with respect to (i) each Mortgage Loan, the ALTA (or equivalent) mortgagee title insurance policy or policies issued with respect to the Mortgaged Property for such Mortgage Loan and insuring the first priority mortgage lien in favor of Purchaser pursuant to the related Mortgage and containing certain endorsements and affirmative assurances and (ii) each REO Property, the ALTA (or equivalent) owner's title insurance policy or policies issued with respect to the REO Property and insuring title in favor of Purchaser and containing certain endorsements and affirmative assurances.
"USAP" means Uniform Single Attestation for Mortgage Bankers.
"Use" means with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance.
APPENDIX A - 12

Exhibit C-1

REPRESENTATIONS AND WARRANTIES OF SELLER
 REGARDING ASSETS THAT ARE COMMERCIAL MORTGAGE LOANS
With respect to the Assets, as of the Closing Date (except as may be specified in the representation and warranty and except for the exceptions specifically agreed upon by Purchaser in writing), Seller represents and warrants as to such Assets:
1.            Ownership of Assets.  Immediately prior to the transfer thereof to Purchaser, Seller had good and marketable title to, and was the sole owner and holder of, such Assets, free and clear of any and all liens, encumbrances and other interests on, in or to such Asset other than Permitted Encumbrances.

2.            Authority to Transfer Assets.  Seller has full right and authority to sell, assign and transfer such Assets.

3.            Asset List.  The information pertaining to such Assets set forth in the Asset List is true and correct in all material respects as of the related Closing Date.

4.            Permitted Encumbrances.  Subject to the disclosures under the "Lien Releases" representation in paragraph 30 below, if any, the related Mortgage constitutes a valid first lien upon the related Mortgaged Property, including all buildings located thereon and all fixtures attached thereto, such lien being subject only to Permitted Encumbrances.  The Permitted Encumbrances do not materially interfere with the security intended to be provided by the related Mortgage or the current use or operation of the related Mortgaged Property.

5.            Title Insurance.  The lien of the related Mortgage is insured by a mortgagee Title Insurance Policy, or its equivalent as adopted in the applicable jurisdiction, issued by a nationally recognized title insurance company, insuring the originator of such Mortgage Loan, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to Permitted Encumbrances (or, if a Title Insurance Policy has not yet been issued in respect of the Mortgage Loan, a policy meeting the foregoing description is evidenced by a commitment for title insurance "marked-up" at the closing of such loan).  Each Title Insurance Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no material claims have been made thereunder and no claims have been paid thereunder. Seller has not, by act or omission, done anything that would materially impair the coverage under such Title Insurance Policy.

6.            No Waivers by Seller of Material Defaults. Seller has not waived any material default, breach, violation or event of acceleration existing under the related Mortgage or Mortgage Note. Notwithstanding anything to the contrary contained in this representation and warranty, this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered or addressed by any other representation or warranty made by Seller as specified in this  Exhibit C-1; and a breach by a Mortgagor of any representation or warranty contained in any
EXHIBIT C - 1 - 1

7.            Mortgage Loan Document shall not constitute a non-monetary default, breach, violation or event of acceleration for purposes of this representation if the subject matter of such representation or warranty is also covered or addressed by any representation or warranty made in this Exhibit C-1.

8.            No Offsets, Defenses or Counterclaims. There is no material valid offset, defense or counterclaim to such Mortgage Loan.

9.            Condition of Property; Condemnation. To Seller's Knowledge, the related Mortgaged Property is free and clear of any damage that would materially and adversely affect its value as security for such Mortgage Loan unless there has been already escrowed one hundred percent (100%) of the amounts required to make any necessary repairs to correct such material damage. There are no proceedings for the condemnation of all or any material portion of the related Mortgaged Property.

10.            Compliance with Usury Laws. Such Mortgage Loan complied with, or was exempt from, all applicable usury laws in effect as of its date of origination or the Loan File contains an opinion to that effect.

11.            Full Disbursement of Mortgage Loan Proceeds. The proceeds of such Mortgage Loan have been fully disbursed and there is no requirement applicable to the holder of the Mortgage Loan for future advances thereunder.

12.            Enforceability. Each related Mortgage Note, related Mortgage and related Assignment of Leases, Rents and Profits (if any) is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), enforceable in accordance with its terms, except as such enforcement may be limited by anti-deficiency, bankruptcy, insolvency, reorganization, receivership, moratorium, redemption, liquidation or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

13.            Insurance.  The improvements upon the related Mortgaged Property are insured against loss by a fire and extended perils policy providing coverage against loss or damage included within the "all risk of physical loss" or the equivalent thereof, in an amount (subject to a customary deductible) at least equal to the lesser of (1) the outstanding principal amount of such Mortgage Loan, (2) one hundred percent (100%) of the full actual replacement cost or value of the improvements located on such Mortgaged Property (exclusive of costs of excavations, foundations and underground utilities and footings) and (3) the full insurable actual cash value of such improvements, and the related hazard insurance policy contains appropriate endorsements to avoid the application of co-insurance and does not permit reduction in insurance proceeds for depreciation. If any portion of the improvements on the related Mortgaged Property was, at the time of the origination of such Mortgage Loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having "special flood hazards," a flood insurance policy meeting any requirements of the then current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount
EXHIBIT C - 1 - 2

14.            representing coverage not less than the least of (1) the outstanding principal amount of such Mortgage Loan, (2) the full insurable actual cash value of such Mortgaged Property, (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended, and (4) one hundred percent (100%) of the full actual replacement cost or value of the improvements located on such Mortgaged Property.  The loan documents require the Mortgagor to maintain (or to cause the applicable tenant to maintain) the insurance referred to in this paragraph in respect of the Mortgaged Property, and all such insurance required by the loan documents to be maintained is in full force and affect and names the originator of such Mortgage Loan as mortgagee, loss payee or additional insured. Each such insurance policy requires prior notice to the holder of the Mortgage of termination or cancellation, and no such notice has been received, including any notice of nonpayment of premiums, that has not been cured.

15.            Environmental Conditions.  As of the Closing Date, (i) there are no material adverse environmental conditions or circumstances affecting such Mortgaged Property; (ii) no Mortgaged Property is subject to a notice, Environmental Claim, request for information or order from or agreement with a government authority or any other Person respecting the Release or threatened Release of a Hazardous Substance; (iii) there has been no Release of Hazardous Substances on, at or under any Mortgaged Property which would reasonably be expected to result in the imposition of any material liability or any Environmental Claim; (iv) there are no judicial or administrative proceedings or any other Environmental Claims pending or threatened alleging any violation or failure to comply with any Environmental Law, or with respect to any release of any Hazardous Substance from any Mortgaged Property; (v) there are no past or present Releases of any Hazardous Substances that could form the basis of any Environmental Claim against any Person or entity whose liability for any Environmental Claim Seller has retained or assumed either contractually or by operation of law, or otherwise result in any costs or liabilities under Environmental Laws; and (vi) none of the Mortgaged Properties are subject to any removal or remediation of any Hazardous Substances or are subject to notice to or approval from any governmental authority pertaining to environmental matters.

16.            No Cross-Collateralization with Other Mortgage Loans.  Such Mortgage Loan is not cross-collateralized with any other mortgage loan not sold to Purchaser.

17.            Waivers and Modifications.  The terms of the related Mortgage and the related Mortgage Note have not been impaired, waived, altered or modified in any material respect, except as specifically set forth in the related Loan File.

18.            Taxes and Assessments.  There are no delinquent taxes or governmental assessments affecting the related Mortgaged Property that on or before the Closing Date became due and owing, which are or may become a lien of priority equal to or higher than the lien of the related Mortgage except such as have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established.  For purposes of this representation and warranty, real property taxes and assessments shall not be considered unpaid until the date on which interest and/or penalties would be payable thereon.

19.            Valid Assignment.  The assignment of the Mortgage related to each Mortgage Loan, constitutes the legal, valid and binding assignment of such Mortgage from Seller to
EXHIBIT C - 1 - 3

20.            Purchaser subject to the exceptions described in  paragraph 11 ( Enforceability ) above. The Assignment of Leases, Rents and Profits, if any, set forth in the Mortgage or separate from the related Mortgage and related to and delivered in connection with each Mortgage Loan establishes and creates a valid and, subject only to the (i) Permitted Encumbrances, (ii) the exceptions set forth in  paragraph 11 (Enforceability) above and (iii) a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such leases, including the right to operate the related Mortgaged Property as of the date of origination of each Mortgage Loan, enforceable first priority lien and first priority security interest in the related Mortgagor's interest in all leases, subleases, licenses or other agreements assigned thereunder from time to time, to the extent permitted by law, pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property subject to the related Mortgage, and each assignor thereunder has the full right to assign the same, to the extent permitted by law. The related assignment of any Assignment of Leases, Rents and Profits, not included in a Mortgage, executed and delivered in favor of Purchaser constitutes a legal, valid and binding assignment, subject to the exceptions described in  paragraph 11 (Enforceability) above.

21.            Escrows.  There are no cash, escrow or reserve deposits relating to such Mortgage Loan that are, as of the Closing Date, required to be deposited with the mortgagee or its agent.

22.            No Material Encroachments.  As of the date of origination of a Mortgage Loan, no improvement that was included for the purpose of determining the Appraised Value of the related Mortgaged Property at the time of origination of such Mortgage Loan lay outside the boundaries and building restriction lines of such property (unless affirmatively covered by the Title Insurance Policy referred to in  paragraph 5 (Title Insurance) above), and no improvements on adjoining properties encroached upon such Mortgaged Property.  The improvements located on or forming part of such Mortgaged Property comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal nonconforming uses).

23.            Inspection.  In connection with the origination of each Mortgage Loan, Seller inspected or caused to be inspected (either directly by Seller, by its correspondent or by a third party) the Mortgaged Property.

24.            No Equity Participation or Contingent Interest.  No Mortgage Loan contains an equity participation by Seller, or provides for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property. No Mortgage Loan provides for negative amortization.

25.            No Advances of Funds. No holder of the Mortgage Loan has advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property (other than a tenant required to make its lease payments directly to the holder of the related Mortgage Loan), directly or indirectly, for the payment of any amount required by the Mortgage Loan.

26.            Licenses, Permits, Etc. All licenses, permits and authorizations required by applicable laws for the use of the related Mortgaged Property as it is currently operated have
EXHIBIT C - 1 - 4

27.            been obtained and maintained in accordance with applicable laws, except for such licenses, permits and authorizations the failure of which to obtain would not materially adversely affect the value, use or operation of the Mortgaged Property.

28.            Servicing. The servicing and collection practices used by Seller and its designees with respect to the Mortgage Loan have been in all material respects legal and have met customary standards utilized by commercial banks in the area in which the Mortgaged Property is located for servicing of commercial mortgage loans.

29.            Customary Remedies. The related Mortgage or Mortgage Note, together with applicable state law, contains customary and enforceable provisions (subject to the exceptions set forth in  paragraph 11 (Enforceability) above) such as to render the rights and remedies of the holders thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby.

30.            Insurance and Condemnation Proceeds.  The related Mortgage or other related loan document provides that insurance proceeds and condemnation proceeds will be applied to either restore or repair the Mortgaged Property or repay the principal of the Mortgage Loan, with, in some cases, the related Mortgagor (or the tenant or master lessee at the Mortgaged Property which maintains such insurance) being entitled to receive proceeds in excess of the amount utilized to restore or repair the Mortgaged Property.

31.            Litigation.  To Seller's Knowledge, there are no pending actions, suits or proceedings by or before any court or governmental authority against or affecting the related Mortgagor or the related Mortgaged Property that, if determined adversely to such Mortgagor or Mortgaged Property, would materially and adversely affect the value, use or operation of the Mortgaged Property.

32.            Leasehold Estate.  Each Mortgaged Property consists of either (1) the related Mortgagor's fee simple estate in real estate or (2) if the related Mortgage Loan is secured in whole or in part by the interest of a Mortgagor as a lessee under a Ground Lease and not by the fee simple interest, the related Mortgagor's interest in the Ground Lease and the following apply to such Ground Lease:
a.
Such Ground Lease or a memorandum thereof has been or will be duly recorded; such Ground Lease (or the related estoppel letter or lender protection agreement between Seller and related lessor) permits the interest of the lessee thereunder to be encumbered by the related Mortgage;

b.
 The lessee's interest in such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the ground lessor's related fee interest and Permitted Encumbrances;

c.
The Mortgagor's interest in such Ground Lease is assignable to Purchaser and its successors and assigns upon notice to, but without the consent of, the lessor thereunder (or, if such consent is required, it has been obtained

EXHIBIT C - 1 - 5

d.
prior to the Closing Date) and, in the event that it is so assigned, is further assignable by Purchaser and its successors and assigns upon notice to, but without the need to obtain the consent of, such lessor;

e.
Such Ground Lease is in full force and effect, no notice of an event of default has occurred thereunder and, to Seller's Knowledge, there exists no condition that, but for the passage of time or the giving of notice, or both, would result in an event of default under the terms of such Ground Lease;

f.
Such Ground Lease, or an estoppel letter or other agreement, requires the lessor under such Ground Lease to give notice of any default by the lessee to the mortgagee, provided that the mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease, and such Ground Lease, or an estoppel letter or other agreement, further provides that no notice of termination given under the Ground Lease is effective against the mortgagee unless a copy has been delivered to the mortgagee;

g.
A mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such Ground Lease) to cure any default under such Ground Lease which is curable after the receipt of notice of any such default, before the lessor thereunder may terminate such Ground Lease;

h.	Such Ground Lease has an original term (including any extension options set forth therein) which extends not less than twenty years beyond the maturity date of the related Mortgage Loan;
i.
Under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds, will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender), or to the payment of the outstanding principal amount of the Mortgage Loan together with any accrued interest thereon, with, in some cases, the related Mortgagor being entitled to receive proceeds in excess of the amount utilized to restore or repair the Mortgaged Property;

j.
Such Ground Lease requires the lessor to enter into a new lease with Seller or its successors or assigns in the event of a termination of the Ground Lease by reason of a default by the Mortgagor under the Ground Lease, including rejection of the Ground Lease in a bankruptcy proceeding; and

EXHIBIT C - 1 - 6

k.
Such Ground Lease does not impose restrictions on subletting portions of the premised demised under the Ground Lease without the consent of the lessor (except in the case where such consent cannot be unreasonably withheld).

33.            Deed of Trust. If the related Mortgage is a deed of trust, to Seller's Knowledge, a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage.

34.            Lien Releases. The related Mortgage Note or Mortgage does not require the holder thereof to release all or any portion of the Mortgaged Property from the lien of the related Mortgage, except upon payment in full of all amounts due under such Mortgage Loan which have been allocated to such Mortgaged Property upon the payment of specified release consideration, satisfaction of a debt service coverage ratio test and subject to the satisfaction of certain customary criteria set forth in the related loan agreement.

35.            Origination of Loans.  Other than approved exceptions, each Mortgage Loan complies in all material respects with Seller's underwriting policies in effect as of such loan's origination date.

36.            Priority of Adjustable Rate Loans.  All terms of the loan documents pertaining to interest rate adjustments, payment adjustments and principal balance adjustments are enforceable and will not affect the priority of the mortgage lien.

37.            Assignability of Mortgage Loans.  The note and mortgage contain no provision limiting the right or ability of Seller to assign, transfer and convey the note or mortgage to Purchaser other than provisions that have been complied with.

38.            Due-on-Sale Clauses. Each related Mortgage or loan agreement contains provisions for the acceleration of the unpaid balance of such Mortgage Loan, if, without prior consent of lender or satisfaction of certain conditions, the related Mortgaged Property or interest therein is directly or indirectly transferred or sold or encumbered in connection with subordinate financing.

39.            Subordinate Financing. No Mortgagor is permitted to incur indebtedness subordinate to the related Mortgage Loan and secured by the related Mortgaged Property.

40.            Appraisal.  Seller has obtained an Appraisal of the related Mortgaged Property within 12 months of the applicable Closing Date.  As of the date of such Appraisal, the Carrying Value of the related Mortgage did not exceed the value of such Mortgaged Property as determined by such Appraisal.
EXHIBIT C - 1 - 7

EXHIBIT C-2

REPRESENTATIONS AND WARRANTIES OF SELLER
 REGARDING ASSETS THAT ARE RESIDENTIAL MORTGAGE LOANS
With respect to the Assets that are residential mortgage loans, as of the Closing Date (except as may be specified in the representation and warranty and except for the exceptions specifically agreed upon by Purchaser in writing, Seller represents and warrants as to such Assets:
1.            Ownership of Assets.  Immediately prior to the transfer thereof to Purchaser, Seller had good and marketable title to, and was the sole owner and holder of, such Assets, free and clear of any and all liens, encumbrances and other interests on, in or to such Asset other than Permitted Encumbrances.

2.            Authority to Transfer Assets.  Seller has full right and authority to sell, assign and transfer such Assets.

3.            Asset List.  The information pertaining to such Assets set forth in the Asset List is true and correct in all material respects as of the related Closing Date.

4.            All Payments Current; No Cancellation or Rescission.  All payments required to be made for the related Mortgage Loan under the terms of the applicable Mortgage Note have been made and credited. The related Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, release, cancellation, subordination or rescission.

5.            No Defaults.  There is no default, breach, violation or event of acceleration existing under the related Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Seller nor its predecessors have waived any default, breach, violation or event of acceleration. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.

6.            Permitted Encumbrances.  Subject to the disclosures under paragraph 32 (Lien Releases) below, if any, the related Mortgage constitutes a valid enforceable first lien upon the related Mortgaged Property, including all buildings located thereon and all fixtures attached thereto, such lien being subject only to Permitted Encumbrances. The Permitted Encumbrances do not materially interfere with the security intended to be provided by the related Mortgage or the current use or operation of the related Mortgaged Property. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged
EXHIBIT C - 2 - 1

7.            Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not insured against by the Title Insurance Policy.

8.            Title Insurance.  The lien of the related Mortgage is insured by a mortgagee Title Insurance Policy, or its equivalent as adopted in the applicable jurisdiction, issued by a nationally recognized title insurance company, insuring the originator of such Mortgage Loan, its successors and assigns, as to the first priority lien of the Mortgage in an amount no less than the outstanding principal balance of the Mortgage Loan, subject only to Permitted Encumbrances (or, if a Title Insurance Policy has not yet been issued in respect of the Mortgage Loan, a policy meeting the foregoing description is evidenced by a commitment for title insurance "marked-up" at the closing of such loan).  Each Title Insurance Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no material claims have been made thereunder and no claims have been paid thereunder. Seller has not, by act or omission, done anything that would materially impair the coverage under such Title Insurance Policy.

9.            No Waivers of Mortgage Terms.  The terms of the related Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, except in accordance with applicable Agency Guidelines and by a written instrument which has been recorded or registered with the MERS System, if necessary, to protect the interests of the Purchasers and which has been delivered to the Purchaser. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and its terms are reflected in the Mortgage Loan file.

10.            No Waivers by Seller of Material Defaults. Seller has not waived any material default, breach, violation or event of acceleration existing under the related Mortgage or Mortgage Note. Notwithstanding anything to the contrary contained in this representation and warranty, this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered or addressed by any other representation or warranty made by Seller as specified in this  Exhibit C-2; and a breach by a Mortgagor of any representation or warranty contained in any Mortgage Loan Document shall not constitute a non-monetary default, breach, violation or event of acceleration for purposes of this representation if the subject matter of such representation or warranty is also covered or addressed by any representation or warranty made in this Exhibit C-2.

11.            No Offsets, Defenses or Counterclaims. There is no valid offset, defense or counterclaim to the related Mortgage Loan and such  Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

12.            Absence of Fraud.  No error, omission, misrepresentation, negligence, identity theft, fraud or similar occurrence with respect to the related Mortgage Loan has taken place on
EXHIBIT C - 2 - 2

13.            the part of the Seller, the Mortgagor, any appraiser, any builder, any developer, or any other party involved in the origination of the Mortgage Loan.

14.            Condition of Property; Condemnation. To Seller's Knowledge, the related Mortgaged Property is free and clear of any damage that would materially and adversely affect its value as security for such Mortgage Loan unless there has been already escrowed one hundred percent (100%) of the amounts required to make any necessary repairs to correct such material damage. There are no proceedings for the condemnation of all or any material portion of the related Mortgaged Property.

15.            Full Disbursement of Mortgage Loan Proceeds. The proceeds of each  Mortgage Loan have been fully disbursed and there is no requirement applicable to the holder of the Mortgage Loan for future advances thereunder. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

16.            Enforceability. Each related Mortgage Note and each related Mortgage is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), enforceable in accordance with its terms, except as such enforcement may be limited by anti-deficiency, bankruptcy, insolvency, reorganization, receivership, moratorium, redemption, liquidation or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

17.            Insurance.  The improvements upon the related Mortgaged Property are insured against loss by a fire and extended perils policy providing coverage against loss or damage included within the "all risk of physical loss" or the equivalent thereof, in an amount (subject to a customary deductible) at least equal to the lesser of (1) the outstanding principal amount of such Mortgage Loan, (2) one hundred percent (100%) of the full actual replacement cost or value of the improvements located on such Mortgaged Property (exclusive of costs of excavations, foundations and underground utilities and footings) and (3) the full insurable actual cash value of such improvements, and the related hazard insurance policy contains appropriate endorsements to avoid the application of co-insurance and does not permit reduction in insurance proceeds for depreciation. If any portion of the improvements on the related Mortgaged Property was, at the time of the origination of such Mortgage Loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having "special flood hazards," a flood insurance policy meeting any requirements of the then current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal amount of such Mortgage Loan, (2) the full insurable actual cash value of such Mortgaged Property, (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended, and (4) one hundred percent (100%) of the replacement cost or value of the improvements located on such Mortgaged Property.  The loan documents require the Mortgagor to maintain (or to cause the applicable tenant to maintain) the insurance referred to in this paragraph in respect of the Mortgaged Property, and all such insurance required by the loan documents to be maintained is in full force and affect and names the originator of such Mortgage
EXHIBIT C - 2 - 3

18.            Loan as mortgagee, loss payee or additional insured. Each such insurance policy requires prior notice to the holder of the Mortgage of termination or cancellation, and no such notice has been received, including any notice of nonpayment of premiums, that has not been cured.

19.            PMI.  With respect to any related Mortgage Loan subject to a PMI Policy pursuant to the applicable underwriting guidelines governing such Mortgage Loan, all provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith.

20.            Environmental Conditions.  As of the Closing Date, (i) there are no material adverse environmental conditions or circumstances affecting such Mortgaged Property; (ii) no Mortgaged Property is subject to a notice, Environmental Claim, request for information or order from or agreement with a government authority or any other Person respecting the Release or threatened Release of a Hazardous Substance; (iii) there has been no Release of Hazardous Substances on, at or under any Mortgaged Property which would reasonably be expected to result in the imposition of any liability or any Environmental Claim; (iv) there are no judicial or administrative proceedings or any other Environmental Claims pending or threatened alleging any violation or failure to comply with any Environmental Law, or with respect to any release of any Hazardous Substance from any Mortgaged Property; and (v) none of the Mortgaged Properties are subject to any removal or remediation of any Hazardous Substances or are subject to notice to or approval from any governmental authority pertaining to environmental matters.  The Mortgaged Property complies with all applicable laws, rules and regulations, including but not limited to those relating to environmental matters, including but not limited to those relating to radon, asbestos and lead paint and neither Seller nor, to Seller's Knowledge, the Mortgagor, has received any notice of any violation or potential violation of such law.

21.            Compliance.  Each Mortgage Loan and Mortgage Loan Documents complied in all material respects with any and all requirements of Applicable Law and Agency Guidelines applicable to the solicitation, origination, collection and servicing of such Mortgage Loan; and any obligations of the holder of the Mortgage Note, Mortgage and other loan documents have been complied with in all material respects and the consummation of the transaction contemplated hereby will not involve the violation of any such laws or regulations.

22.            HOEPA.  No Mortgage Loan is subject to the provisions of the Homeownership and Equity Protection Act of 1994 ("HOEPA") as amended or has an "annual percentage rate" or "total points and fees" payable by the mortgagor (as each such term is defined under HOEPA) that equal or exceed the applicable thresholds defined under HOEPA (Section 32 of Regulation Z, 12 C.F.R. Section 226.32(a)(1)(i) and (ii)) or is considered a "high cost," "predatory" or "abusive" loan (or a similarly designated loan using different terminology) under any state, county or municipal laws or ordinances, including without limitation, the provisions of the Georgia Fair Lending Act or any other statute or regulation providing "assignee" or  "originator" liability to holders of such mortgage loans.
EXHIBIT C - 2 - 4

23.            Servicemembers Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no Knowledge of any relief requested to the Mortgagor under the Servicemembers Civil Relief Act of 2003, as amended.

24.            Anti-Money Laundering Laws.  The Seller has complied with all applicable requirements of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation and has established an anti-money laundering compliance program to the extent it is required by Applicable Law to do so.

25.            No Single Premium Credit Insurance Policies or Debt Cancellation Agreements. No Mortgagor was required to purchase any single premium credit insurance policy (e.g. life, disability, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, disability, accident, unemployment or health insurance product) as part of the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan.

26.            FHA Insurance/VA Guaranty.  Each related FHA Mortgage Loan is fully-insured by the FHA, which insurance is or will be in full force and effect, and the Mortgage Loan is not subject to any defect which would diminish or impair the FHA insurance, and the transactions herein contemplated are, in compliance with the FHA regulations, and no circumstances exist with respect to the FHA Mortgage Loans which would permit the FHA to deny coverage under the FHA insurance. Each related VA Mortgage Loan is guaranteed by the VA, which guaranty is or will be in full force and effect, and the Mortgage Loan is not subject to any defect which would diminish or impair the VA guaranty, and the transactions herein contemplated are, in compliance with the VA regulations, and no circumstances exist with respect to the VA Mortgage Loan which would permit the VA to deny coverage under the VA guaranty.

27.            No Cross-Collateralization with Other Mortgage Loans.  Such Mortgage Loan is not cross-collateralized with any other mortgage loan not sold to Purchaser. The Mortgage Note is not and has not been secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement.

28.            Taxes and Assessments.  There are no delinquent taxes or governmental assessments affecting the related Mortgaged Property that on or before the Closing Date became due and owing which are or may become a lien of priority equal to or higher than the lien of the related Mortgage except such as have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established.  For purposes of this representation and warranty, real property taxes and assessments shall not be considered unpaid until the date on which interest and/or penalties would be payable thereon.
EXHIBIT C - 2 - 5

29.            Valid Assignment.  The assignment of the Mortgage related to each Mortgage Loan, constitutes the legal, valid and binding assignment of such Mortgage from Seller to Purchaser subject to the exceptions described in  paragraph 14 ( Enforceability ) above. The Mortgage and the assignment of Mortgage have been properly filed and recorded in the correct and applicable recording office to perfect the security granted by the Mortgage Loan documents, or if the related Mortgage has been recorded in the name of MERS or its designee, Seller has taken all actions as are necessary to cause the Purchaser to be shown as the sole owner of the related Mortgage on the records of MERS.

30.            Escrows.  There are no cash, escrow or reserve deposits relating to such Mortgage Loan that are, as of the Closing Date, required to be deposited with the mortgagee or its agent.

31.            No Material Encroachments.  As of the date of origination of a Mortgage Loan, no improvement that was included for the purpose of determining the Appraised Value of the related Mortgaged Property at the time of origination of such Mortgage Loan lay outside the boundaries and building restriction lines of such property (unless affirmatively covered by the Title Insurance Policy referred to in  paragraph 5 (Title Insurance) above), and no improvements on adjoining properties encroached upon such Mortgaged Property.  The improvements located on or forming part of such Mortgaged Property comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal nonconforming uses).

32.            Inspection.  In connection with the origination of each Mortgage Loan, Seller inspected or caused to be inspected (either directly by Seller, by its correspondent or by a third party) the Mortgaged Property.

33.            No Equity Participation or Contingent Interest.  No Mortgage Loan contains an equity participation by Seller, or provides for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property. No Mortgage Loan provides for negative amortization.

34.            No Advances of Funds. No holder of the Mortgage Loan has advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property (other than a tenant required to make its lease payments directly to the holder of the related Mortgage Loan), directly or indirectly, for the payment of any amount required by the Mortgage Loan.

35.            Licenses, Permits, Etc. All licenses, permits and authorizations required by applicable laws for the use of the related Mortgaged Property as it is currently operated have been obtained and maintained in accordance with applicable laws except for such licenses, permits and authorizations the failure of which to obtain would not materially adversely affect the value, use or operation of the Mortgaged Property.

36.            Customary Remedies. The related Mortgage or Mortgage Note, together with applicable state law, contains customary and enforceable provisions (subject to the exceptions set forth in  paragraph 14 (Enforceability) above) such as to render the rights and remedies of the
EXHIBIT C - 2 - 6

37.            holders thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby.

38.            Insurance and Condemnation Proceeds.  The related Mortgage or other related loan document provides that insurance proceeds and condemnation proceeds will be applied to either restore or repair the Mortgaged Property or repay the principal of the Mortgage Loan, with, in some cases, the related Mortgagor (or the tenant or master lessee at the Mortgaged Property which maintains such insurance) being entitled to receive proceeds in excess of the amount utilized to restore or repair the Mortgaged Property.

39.            Litigation.  To Seller's Knowledge, there are no pending actions, suits or proceedings by or before any court or governmental authority against or affecting the related Mortgagor or the related Mortgaged Property that, if determined adversely to such Mortgagor or Mortgaged Property, would materially and adversely affect the value, use or operation of the Mortgaged Property.

40.            Leasehold Estate.  Each Mortgaged Property consists of either (1) the related Mortgagor's fee simple estate in real estate or (2) if the related Mortgage Loan is secured in whole or in part by the interest of a Mortgagor as a lessee under a Ground Lease and not by the fee simple interest, the related Mortgagor's interest in the Ground Lease and the following apply to such Ground Lease:
a.
 Such Ground Lease or a memorandum thereof has been or will be duly recorded; such Ground Lease (or the related estoppel letter or lender protection agreement between Seller and related lessor) permits the interest of the lessee thereunder to be encumbered by the related Mortgage;

b.
The lessee's interest in such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the ground lessor's related fee interest and Permitted Encumbrances;

c.
The Mortgagor's interest in such Ground Lease is assignable to Purchaser and its successors and assigns upon notice to, but without the consent of, the lessor thereunder (or, if such consent is required, it has been obtained prior to the Closing Date) and, in the event that it is so assigned, is further assignable by Purchaser and its successors and assigns upon notice to, but without the need to obtain the consent of, such lessor;

d.
Such Ground Lease is in full force and effect, no notice of an event of default has occurred thereunder and, to Seller's Knowledge, there exists no condition that, but for the passage of time or the giving of notice, or both, would result in an event of default under the terms of such Ground Lease;

e.	Such Ground Lease, or an estoppel letter or other agreement, requires the lessor under such Ground Lease to give notice of any default by the lessee
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f.
to the mortgagee, provided that the mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease, and such Ground Lease, or an estoppel letter or other agreement, further provides that no notice of termination given under the Ground Lease is effective against the mortgagee unless a copy has been delivered to the mortgagee;

g.
A mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such Ground Lease) to cure any default under such Ground Lease which is curable after the receipt of notice of any such default, before the lessor thereunder may terminate such Ground Lease;

h.	Such Ground Lease has an original term (including any extension options set forth therein) which extends not less than twenty years beyond the maturity date of the related Mortgage Loan;
i.
Under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds, will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender), or to the payment of the outstanding principal amount of the Mortgage Loan together with any accrued interest thereon, with, in some cases, the related Mortgagor being entitled to receive proceeds in excess of the amount utilized to restore or repair the Mortgaged Property;

j.
Such Ground Lease requires the lessor to enter into a new lease with Seller or its successors or assigns in the event of a termination of the Ground Lease by reason of a default by the Mortgagor under the Ground Lease, including rejection of the Ground Lease in a bankruptcy proceeding; and

k.
Such Ground Lease does not impose restrictions on subletting portions of the premised demised under the Ground Lease without the consent of the lessor (except in the case where such consent cannot be unreasonably withheld).

41.            Deed of Trust. If the related Mortgage is a deed of trust, to Seller's Knowledge, a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage and no fees or expenses are or will become payable by the mortgagee to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor.
EXHIBIT C - 2 - 8

42.            Lien Releases. The related Mortgage Note or Mortgage does not require the holder thereof to release all or any portion of the Mortgaged Property from the lien of the related Mortgage, except upon payment in full of all amounts due under such Mortgage Loan which have been allocated to such Mortgaged Property upon the payment of specified release consideration, satisfaction of a debt service coverage ratio test and subject to the satisfaction of certain customary criteria set forth in the related loan agreement.

43.            Origination of Loan; Servicing; Escrows.  Other than approved exceptions, each Mortgage Loan complies with Seller's underwriting policies in all material respects effective as of such loan's origination date. The origination, servicing, and collection practices used with respect to the Mortgage Loan have been in accordance with Agency Guidelines, Applicable Law and Prudent Servicing Practices, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with Applicable Law. An escrow of funds is not prohibited by Applicable Law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage Note.

44.            No Bankruptcy.  No Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated and, as of the Closing Date, the Seller has not received notice that any Mortgagor is a debtor under any state or federal bankruptcy or insolvency proceeding.

45.            Qualification To Do Business.  To the extent required under applicable law, the originator of the Mortgage Note was authorized to transact and do business in the jurisdiction where the Mortgaged Property is located while each was holder.

46.            Priority of Adjustable Rate Loans.  All terms of the loan documents pertaining to interest rate adjustments, payment adjustments and principal balance adjustments are enforceable and will not affect the priority of the mortgage lien.

47.            Assignability of Mortgage Loans.  The note and mortgage contain no provision limiting the right or ability of Seller to assign, transfer and convey the note or mortgage to Purchaser other than provisions that have been complied with.

48.            Due-on-Sale Clauses. Each related Mortgage or loan agreement contains provisions for the acceleration of the unpaid balance of such Mortgage Loan, if, without prior consent of lender or satisfaction of certain conditions, the related Mortgaged Property or interest therein is directly or indirectly transferred or sold or encumbered in connection with subordinate financing.

49.            Appraisal.  The related Mortgage Loan Documents include an appraisal or other property valuation of the related Mortgaged Property acceptable to the applicable Agency. The appraisal and any other property valuation acceptable to the applicable Agency was conducted by an appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan
EXHIBIT C - 2 - 9

50.            made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and the appraiser both satisfy the applicable requirements of the Uniform Standards of Professional Appraisal Practice (USPAP), Title XI of the Financial Institution Reform, Recovery, and Enforcement Act of 1989, as amended, the valuation independence requirements of Regulation Z, the Interagency Appraisal and Evaluation Guidelines, the Appraiser Independence Requirements adopted by Fannie Mae and Freddie Mac, as applicable, and any other Applicable Laws and the regulations promulgated thereunder and any applicable Agency Guidelines, all as in effect on the date the Mortgage Loan was originated.
EXHIBIT C - 2 - 10

Exhibit C-3

REPRESENTATIONS AND WARRANTIES OF SELLER
REGARDING ASSETS THAT ARE REO PROPERTIES
With respect to the Assets that are REO Properties, as of the Closing Date (except as may be specified in the representation and warranty and except for the exceptions specifically agreed upon by Purchaser in writing), Seller represents and warrants as to such Assets:
1.            Ownership of Assets.  Immediately prior to the transfer thereof to Purchaser, Seller has good and marketable title to, and is the sole beneficial owner and holder of, such Assets, free and clear of any and all liens, encumbrances and other interests on, in or to such Assets (pending completion of Deed transfers after foreclosure sales and, in the case of each REO Property that is a condominium unit, any rights of first refusal of the related condominium associations;  provided ,  however , that no such right of first refusal shall affect the sale of the REO Property from Seller to Purchaser) other than Permitted Encumbrances.

2.            Authority to Transfer Assets.  Seller has full right and authority to sell, assign and transfer such Assets.

3.            Asset List.  The information pertaining to such Assets set forth in the Asset List is true and correct in all material respects as of the related Closing Date.

4.            Permitted Encumbrances.  Each REO Property is subject only to the Permitted Encumbrances.  The Permitted Encumbrances do not materially adversely affect the value, use or operation of the REO Property.

5.            Condition of Property; Condemnation. To Seller's Knowledge, the REO Property is free and clear of any damage that would materially adversely affect the value, use or operation of the REO Property and Seller has no Knowledge of any other fact(s) relating to the physical condition of the REO Property, which in Seller's reasonable judgment has or could reasonably be expected to materially adversely affect the value, use or operation of the REO Property.  There are no pending proceedings, and Seller does not have Knowledge of any threatened proceedings, for the condemnation, eminent domain or similar proceedings or actions affecting any  material portion of the REO  Property.

6.            Insurance.  The improvements upon the REO Property are insured against loss by a fire and extended perils policy providing coverage against loss or damage included within the "all risk of physical loss" or the equivalent thereof, in an amount (subject to a customary deductible) at least equal to one hundred percent (100%) of the full actual replacement cost or value of the improvements located on such REO Property (exclusive of costs of excavations, foundations and underground utilities and footings).  If any portion of the improvements on the REO Property are in an area identified in the Federal Register by the Federal Emergency Management Agency as having "special flood hazards," a flood insurance policy meeting any requirements of the then current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the full insurable actual cash value of such REO Property, (2) the maximum
EXHIBIT C - 3 - 1

7.            amount of insurance available under the National Flood Insurance Act of 1968, as amended, and (3) one hundred percent (100%) of the full actual replacement cost or value of the improvements located on such REO  Property.

8.            Environmental Conditions. As of the Closing Date, (i) there are no material adverse environmental conditions or circumstances affecting such REO Property; (ii) no REO Property is subject to a notice, Environmental Claim, request for information or order from or agreement with a government authority or any other Person respecting the Release or threatened Release of a Hazardous Substance; (iii) there has been no Release of Hazardous Substances on, at or under any REO Property which would reasonably be expected to result in the imposition of any material liability or any Environmental Claim; (iv) there are no judicial or administrative proceedings or any other Environmental Claims pending or threatened alleging any violation or failure to comply with any Environmental Law, or with respect to any release of any Hazardous Substance from any REO Property; and (v) the REO Property is not subject to any removal or remediation of any Hazardous Substances or are subject to notice to or approval from any governmental authority pertaining to environmental matters.  The REO Property complies with all Applicable Laws, rules and regulations, including, but not limited to, those relating to environmental matters, including, but not limited to, those relating to underground tanks, radon, asbestos and lead paint and neither Seller nor, to Seller's Knowledge, the Mortgagor, has actual knowledge of any violation or potential violation of such law;

9.            Taxes and Assessments.  All real property taxes including supplemental or other taxes, if any, government assessments, insurance premiums, water, sewer and municipal charges, condominium or cooperative charges and assessments, leasehold payments or ground rents, affecting or related to the REO Property, which became due and payable on or before the Closing Date, have been paid by Seller.  There are no delinquent taxes or governmental assessments affecting the REO Property and Seller is not currently contesting such taxes or rollback of any taxes.  For purposes of this representation and warranty, real property taxes and assessments shall not be considered unpaid until the date on which interest and/or penalties would be payable thereon.

10.            No Material Encroachments.  No improvement lies outside the boundaries and building restriction lines of the REO property, and no improvements on adjoining properties encroached upon such REO Property.  The improvements located on or forming part of such REO Property comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal nonconforming uses).

11.            Licenses, Permits, Etc. All licenses, permits and authorizations required by applicable laws for the use of the REO Property as it is currently operated have been obtained and maintained in accordance with applicable laws, except for such licenses, permits and authorizations the failure of which to obtain would not materially adversely affect the value, use or operation of the REO Property.

12.            Litigation.  To Seller's Knowledge, there are no pending actions, suits or proceedings by or before any court or governmental authority against or affecting any portion of the REO Property or Seller's rights therein, that, if determined adversely to the owner, would materially adversely affect the value, use, condition, title or operation of the REO Property.
EXHIBIT C - 3 - 2

13.            Eviction Notices.  Each eviction proceeding relating to an REO Property has been properly commenced and Seller is not aware of any valid defense or counterclaim by anyone with respect thereto.  The REO Property has been serviced and maintained in compliance with all applicable laws and regulations.

14.            Type.  Except as reflected on the Asset List, no REO Property is a cooperative nor a hotel-condo unit.

15.            Condominiums.  Solely with respect to REO Properties which are condominium units, (i) Seller is not a "sponsor" or a nominee of a "sponsor" under any plan of condominium organization affecting the unit and the ownership and sale of any condominium unit will not violate any federal, state or local law or regulation regarding condominiums or require registration, qualification or similar action under such law or regulation, (ii) all condominium charges and assessment which became due and payable on or before the Closing Date have been paid by Seller and (iii) the condominium declaration with respect to such REO Property is in full force and effect.

16.            Listing Agreements.  Seller has provided Purchaser with a copy of each listing agreement with any real estate broker with respect to the REO Property.  Each such listing agreement may be terminated without any cost or expense to Purchaser.

17.            Sale Contracts.  Seller has not accepted or executed any contract of sale with respect to the REO Property.

18.            Agreements with Governmental Authorities.  Seller has not entered into any unrecorded commitment or agreement with any Governmental Entity, improvement association, neighborhood association or other Person affecting the REO Property and which could reasonably be expected to have a material adverse effect on the ownership, value, use, condition, title or operation of the REO Property.

19.            Rights to Purchase.  There are no options, rights of first refusal or similar rights in favor of any person or entity to purchase or otherwise acquire the REO Property or any portion thereof or interest therein.

20.            Foreign Person.  Seller is not a "foreign person" within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended.

21.            Personal Property.  The inventory of personal property related to the REO Property, if any, as attached to the Bill of Sale will set forth a true and correct inventory of all of such personal property to be conveyed by Seller to Purchaser pursuant to the provisions of this Agreement.  Upon the execution and delivery of the Bill of Sale, all of Seller's right, title and interest in and to such personal property will be transferred to Purchaser free and clear of all claims, demands, liens (including inchoate liens) and interests of all parties whatsoever, except for any liens approved by Purchaser in writing.  Seller owns title to all of the personal property related to the REO Property.

22.            Separate Tax Lot.  Each REO Property constitutes one or more separate tax lots for real estate tax assessment purposes.

EXHIBIT C - 3 - 3

23.            Violations.  Seller has no Knowledge of any uncured violation of record from a governmental authority having jurisdiction over the REO Property concerning any zoning, building, fire, life/safety or health code, regulation, ordinance, statute or law applicable to the REO Property or any portion thereof.  Further, to the Knowledge of Seller there are no violations of record of any applicable legal requirements affecting all or any portion of the REO Property which would materially adversely affect the value, use or operation of the REO Property.

24.            Appraisal.  Seller has obtained an Appraisal of the REO Property within 12 months of the applicable Closing Date.  As of the date of such Appraisal, the Carrying Value of the REO Property did not exceed the value of such the REO Property as determined by such Appraisal.

EXHIBIT C - 3 - 4